Exhibit 99.2

FINAL VERSION

To
BLUE SKYE (LUX) S.Á R.L.
26, rue Philippe II,
L-2340, Luxembourg
Attention: Lorenzo Patrassi
Telefax: +352 2673 8432;

with copy to:

Ashurst
Via Sant’Orsola no. 3
20123 - Milan
(Italy)
Attention: Mark Sperotto
Telefax: + 39 02 854231

Simpsonville (SC), 9 August 2007

Dear Sirs,

Further to our recent understandings, we hereby propose to enter into an agreement for the sale and purchase of the entire corporate capital of Arcotronics Italia S.p.A. with you on the terms and conditions set forth in the proposal attached, and relevant exhibits and schedules.

<<

Sale and Purchase Agreement

by and between

Blue Skye (Lux) S. à r.l.

and

KEMET Electronics Corporation

Ashurst	Gianni, Origoni, Grippo & Partners Kirkland & Ellis LLP

10 August 2007

SALE AND PURCHASE AGREEMENT

This Sale and Purchase Agreement (hereinafter referred to as the “Agreement”) is entered into this 10 day of August 2007 by and between

BLUE SKYE (LUX) S.À R.L., a company duly incorporated under the laws of Luxembourg, registration number at the Companies’ Register of Luxembourg (Registre de Commerce et des Sociétés) no. B 111 951, whose registered office is at 26, rue Philippe II,
L-2340, Luxembourg, acting by its manager, Mr. Lorenzo Patrassi duly empowered by virtue of board of directors’ resolution dated 9 August 2007 (hereinafter referred to as the “Seller”);

and

KEMET Electronics Corporation, a company duly incorporated under the laws of Delaware, whose registered office is at 2835 Kemet Way, Simpsonville, South Carolina 29681, USA, acting by its Chief Executive Officer, Mr. Per Loof, duly empowered by virtue of board of directors’ resolution dated 9 August 2007 (hereinafter referred to as the “Buyer”);

(the Seller and the Buyer are hereinafter, collectively, referred to as the “Parties” and each a “Party”).

RECITALS

(A)      Arcotronics Italia S.p.A. is a joint stock company (società per azioni) existing and incorporated under the laws of Italy, whose registered office is at Via S. Lorenzo no. 19, in Sasso Marconi (Bologna - Italy), tax code and registration number at the Companies’ Register of Bologna: 03762091001 (hereinafter referred to as the “Company”).

(B)      The Company has a share capital of Euro 35,807,226, fully paid-in, divided into no. 45,906,700 ordinary shares having a par value of Euro 0.78 each.

(C)      On 6 August 2007, the Seller purchased from Rainbow Holding S.r.l. no. 9,181,340 shares, equal to 20% of the issued and outstanding stock capital of the Company. As a consequence, the Seller is now the owner of no. 45,906,700 ordinary shares representing the entire issued and outstanding stock capital of the Company (hereinafter, the “Shares”).

(D)      The Company has built-up a group active in the field of the production and trade and import of electrical and electronic components and of mechanical devices. The list of the subsidiaries owned, directly and/or indirectly, by the Company as of the date hereof is set forth in Exhibit D (hereinafter, collectively, referred to as the “Subsidiaries”; the Company and the Subsidiaries are hereinafter collectively referred to as the “Group”).

(E)       The Buyer has conducted, together with counsels of its own choice, a limited accounting, financial, environmental, legal and business due diligence investigation relating to the Group which included a review of the documents made available by the Seller and the Company, a list of which is attached as Exhibit E to this Agreement (the “Data Room Index”).

(F)       The Buyer has acknowledged that the Seller is entering into this Agreement on the basis that the Seller makes no representations and warranties regarding itself or the Group, except for the specific representations and warranties contained herein.

(G)      The Seller wishes to sell and the Buyer wishes to purchase the Shares upon the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the premises herein contained, the Parties, intending to be legally bound, hereby agree and covenant as follows:

1.        RECITALS - INTERPRETATION - CERTAIN DEFINITIONS.

1.1       Recitals.

The recitals to this Agreement constitute an integral and essential part of the same.

1.2       Interpretation.

In this Agreement, unless the context otherwise requires, references to:

(a)       this “Agreement” includes the Exhibits and the Schedules;

(b)      the masculine, feminine or neuter gender respectively includes the other genders and any reference to the singular includes the plural (and vice versa);

(c)       a “person” includes a firm, corporation, unincorporated association or entity, government, state or agency of state, any association or partnership or joint venture (whether or not having a separate legal personality);

(d)      the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision hereof;

(e)       “Sections” or “paragraphs”, contained in this Agreement shall be deemed to be a reference to Sections or paragraphs hereto;

(f)       the table of contents and the headings are included for convenience only and shall not affect the interpretation of this Agreement;

(g)      a “Schedule” is to a schedule attached to this Agreement;

(h)      an “Exhibit” is to an exhibit attached to this Agreement;

(i)        “Euro” is to the single European currency;

(j)        “controlling”, “controlled”, “control” shall mean a situation where, according to Relevant Laws, a person (the “controlling” person) (i) owns, whether directly or indirectly, the majority of the voting shares of another person (the “controlled” person), or (ii) has, directly or indirectly, the power to direct or cause the direction of the management policies of such controlled person, through the ownership of voting securities, by contract, as trustee, nominee or executor, or through any further means which entitle the controlling person to exercise a dominant influence on the controlled person.

1.3      Certain Definitions.

In addition to the other terms defined in other Sections and Recitals of this Agreement, for the purposes of the same, the following words and terms shall have the meaning set forth below:

“Accounting Principles”:

means (i) the Italian accounting standards (and relevant interpretations) contained in the Code and issued by Consiglio Nazionale dei Dottori Commercialisti and by Consiglio Nazionale dei Ragionieri as amended by the

Organismo Italiano di Contabilitá (“OIC”) together with the Italian accounting standards issued by OIC or, in the absence of them and where allowed by the provisions of the Legislative Decree 28 February 2005, no. 38, (ii) the international accounting standards (IAS/IFRS) and the relevant interpretations (SIC/IFRIC) issued by the International Accounting Standard Board and adopted in compliance with the procedure of Article 6 of the EU Regulation 19 July 2002, no. 1606/2002 of the European Parliament and of the European Council, applied consistently and in accordance with the past practice and methodologies of the Company;

“Accounts Date”:	shall mean 31 December 2006;

“Affiliate”:

shall mean with respect to any person, an individual, corporation, partnership, firm, association, unincorporated organisation or other entity directly or indirectly controlling, controlled by, or under common control with, such person;

“Agreed Specified Remediation Works”:	shall mean the Specified Remediation Works which are indicated in either:

(a) the Phase II Environmental Report, to the extent not challenged by the Buyer pursuant to the provisions of Section 7.4, paragraph (b); or

(b) the Buyer’s Phase II Environmental Report, to the extent not challenged by the Seller pursuant to the provisions of Section 7.4, paragraph (c); or

(c) where a matter has been referred to adjudication by the Appointed Expert, the Expert’s Phase II Environmental Report;

“Agreement”:	shall mean this sale and purchase agreement and the Schedules and the Exhibits attached to the same;

“Amnesty”:	shall have the meaning set forth in Section 7.3, paragraph (f);

“Antitrust Authority”:	shall mean, in relation to Germany, the Federal Cartel Office (“Bundeskartellamt”);

“Appointed Expert”:	shall have the meaning set forth in Section 7.4, paragraph (c);

“Auditor”:

shall mean (I) the firm of independent certified public accountants known as Deloitte & Touche (Italy), or (II) if Deloitte & Touche (Italy) does not agree to perform or subsequently withdraws from the performance of the services called for under this Agreement, any other leading firm of independent certified public accountants designated by mutual agreement by the Seller and the Buyer within the term set forth in paragraph (a) of Section 2.5, it being understood between the Parties that the Auditor cannot be selected among certified public accountants that (x) have provided their assistance or advisory services to any Party in relation to this Agreement, or (y) on the date of their appointment have received a mandate or are anyhow under the obligation to perform an office of any nature in favour of either Party or any of their respective Affiliates, or the Company or any of its Subsidiaries, or (III) if the Seller and the Buyer fail to agree on its replacement within the 5 (five) Business Days following the expiry of the term set forth in paragraph (a) of Section 2.5, any other leading firm of independent certified public accountants as designated by the then President of the Court of Milan at the request of either Party;

“Authorisation”:	shall mean any authorisation, removal of a prohibition to complete, license, permit, exemption, certificate, filing, approval, consent, enrolment, to be issued and/or granted by any Authority;

“Authority”:

shall mean any competent public administration, entity, agency, or legislative, governmental, regulatory, supervisory, national, regional or local authority or judicial body or arbitrators, including the Antitrust Authority;

“Business Day”:

shall mean each calendar day other than Saturdays, Sundays and any other days on which credit institutions are permitted to close in Milan (Italy) and/or in the City of Luxembourg (Grand Duchy of Luxembourg) and/or in South Carolina (United States of America);

“Buyer’s Environmental Consultant”:	shall have the meaning set forth in Section 7.4, paragraph (b);

“Buyer’s Group”:	shall mean the Buyer and its Affiliates;

“Buyer’s Phase II Environmental Report”:	shall have the meaning set forth in Section 7.4, paragraph (b)(ii);

“Clearance”:

shall mean the definitive Authorisation to be issued and/or granted before the Closing by the Antitrust Authority pursuant to the Relevant Laws for the consummation of the transfer of the Shares to the Buyer, the indirect change of control of any Subsidiary and/or the implementation of any other transaction to be carried out pursuant to and/or for the purposes of this Agreement;

“Closing”:	shall mean the completion of the sale and purchase of the Shares in accordance with Section 4;

“Closing Date”:	shall have the meaning set forth in Section 4.1;

“COC Guarantees”:

shall mean the guarantees granted as security in respect of the COC Loans, as listed under articles 3.2.5 and 4.2.9 of the Convenzione Bancaria, as well as any mortgages (ipoteche) granted over the Mortgaged Properties in respect of the Finanziamenti Ipotecari in accordance with the Convenzione Bancaria;

“COC Loans”:

shall mean all loans and financing agreements regulated by the Convenzione Bancaria which become due and payable pursuant to the trigger of change of control provisions as a result of the consummation of the transactions contemplated in this Agreement;

“Code”:	shall mean the Italian Civil Code, enacted by the Italian Royal Decree 16 March 1942 n. 262, as subsequently amended;

“Company”:	shall have the meaning set forth in Recital (A);

“Competitive Operations”:	shall have the meaning set forth in Section 9.2, paragraph (d);

“Contractual Documents”:	shall have the meaning set forth in Section 5.1, paragraph (a);

“Convenzione Bancaria”:

shall mean the bank settlement agreement (convenzione bancaria) entered into by, among others, the Company, UniCredit Banca d’Impresa S.p.A., Banca Intesa S.p.A., Sanpaolo Leasint S.p.A and Pegaso Finance S.à r.l. dated 13 September 2006, a copy of which (without annexes) is attached hereto as Exhibit 1;

“Data Room Index”:	shall have the meaning set forth in Recital (E);

“Deposit”:	shall have the meaning set forth in Section 10.9;

“Direct Claim”:	shall have the meaning set forth in Section 7.2, paragraph (a);

“Disputed Items”:	shall have the meaning set forth in Section 7.4, paragraph (c);

“Employees”:	shall have the meaning set forth in Section 5.1, paragraph (s), point (i);

“Encumbrance”:	shall mean any mortgage, charge, pledge, lien, security interest, attachment, right of pre-emption, option and any other encumbrance or third party right or claim of any kind;

“Environment”:

shall mean all and any of the following media: being land and soil, water (including water under or within land or in pipes, drains or sewers), air (including air within buildings and air within other natural or man-made structures above or below ground), habitats, natural or man-made buildings, structures, enclosures and other constructions, natural resources, flora, fauna and human health (wherever situated);

“Environmental Consultant”:	shall mean Ecomag S.r.l. or such other firm instructed in its place by the Company or the Seller with the prior written approval of the Buyer;

“Environmental Issues”:	shall mean the following specific matters:

(a)

contamination by chlorinated solvents in the area near the chemical storage site and the old boiler site and contamination by Trichloroethane in the area behind the factory building in each case at the Group’s Property in Towcester, United Kingdom;

(b) contamination by undefined hazardous materials at the Group’s Property at Vergato, Italy;

(c) contamination associated with leakage of heating oil from the underground storage tank at the Group’s Property in Landsberg am Lech, Germany; and

(d) contamination associated with the presence of three underground storage tanks and one above ground storage tank at the site boundary of the Group’s Property in Kyustendil, Bulgaria;

“Environmental Laws”:	shall mean all or any Relevant Law which has as a purpose or effect the prevention of harm to, or protection of, the Environment;

“Environmental Permits”:

shall mean any and all Authorisations required under any Environmental Laws for the business and operations of each Group Company and use, ownership or occupation of the Properties as currently carried on;

“Equity Purchase Price”:	shall have the meaning set forth in Section 2.2;

“Escrow Agent”:	shall mean the other escrow agent to be agreed upon by the Parties;

“Escrow Agreement”:	shall mean the escrow agreement to be executed and exchanged on the Closing Date by and between the Seller, the Buyer and the Escrow Agent, substantially in the form attached hereto as Schedule “A”;

“Escrow Sum”:	shall have the meaning set forth in Section 2.6;

“Expert’s Phase II Environmental Report”:	shall mean the environmental report(s) (if any), in respect of the Environmental Issues to be prepared by the Appointed Expert pursuant to Section 7.4, paragraph (c), point (iv);

“Financial Indebtedness”:

shall mean the aggregate indebtedness of the Group (on a consolidated basis) to banks and other financial institutions set out as line items “Debiti esigibili entro l’esercizio successivo verso banche”, “Debiti esigibili entro l’esercizio successivo verso altri finanziatori”, “Debiti esigibili oltre l’esercizio successivo verso banche”; and “Debiti esigibili oltre l’esercizio successivo verso altri finanziatori” in the consolidated balance sheet of the Company;

“Group”:	shall have the meaning set forth in Recital (D);

“Group Borrowings”:

shall mean all liabilities in the nature of borrowings from third parties (but excluding, for the avoidance of doubt, amounts owing to trade creditors arising in the ordinary course of business), receivables sold or discounted otherwise than on a non-recourse basis, all foreign exchange contracts and all derivative instruments (including, without limitation, any interest or currency protection, hedging or financial future transactions), finance leases and any guarantee, counter-indemnity, letter of credit, indemnity or similar assurance against the financial loss of any person, which guarantee, counter-indemnity, letter of credit, indemnity or similar assurance falls outside the ordinary course of business and any deferred or contingent consideration payable by any Group Company in connection with the acquisition of any share capital, business, asset or undertaking;

“Group Company”:	shall mean the Company and/or any Subsidiary as the context may require;

“Hazardous Substance”:	shall mean any natural or artificial substance or combination of substances (whether in solid or liquid form or in the form of a gas or vapour) capable of causing material harm to the Environment;

“Indemnification Event”:	shall have the meaning set forth in Section 7.2, paragraph (a);

“Intellectual Property Rights”:

shall mean any and all intellectual property rights, including software (with the exception of off-the-shelf computer software), patents, trademarks, trade secrets, service marks, trade names, internet domain names, rights in design, copyright (including rights in computer software and database) and other intellectual property rights, in each case whether registered or unregistered, and including applications for the grant of any of the foregoing and all rights of forms of protection having equivalent or similar effect anywhere in the world;

“Interim Period”:	shall have the meaning set forth in Section 8.1;

“Know-How”:	shall have the meaning set forth in Section 5.1, paragraph (q), point (iv);

“Leakage”:	shall mean:

(i) any dividend or other distribution paid or made by any Group Company to its shareholder(s)/quota-holder(s) (excluding any other Group Companies);

(ii)       any payments made (including management fees) by any Group Company to, or assets transferred to or liabilities assumed, indemnified or incurred for the benefit of its shareholder(s)/quota-holder(s) (excluding any other Group Companies)

            by any Group Company other than pursuant to (i) the Convenzione Bancaria or (ii) commercial agreements on an arm’s length basis in the ordinary course of or in connection with that Group Company’s business;

(iii)      any payments made by any Group Company to its shareholder(s)/quota-holder(s) in respect of any share capital or other securities of any Group Company being redeemed, purchased or repaid, or any other return of capital;

(iv) the waiver, discount or forgiveness by any Group Company of any amount owed to that Group Company by any of its shareholder(s)/quota-holder(s) (excluding any other Group Companies);

(v)       any reimbursement by a Group Company of any costs incurred by the Seller’s Group in connection with the negotiation of this Agreement and borne by any Group Company and any fees and costs payable to the Seller or its Affiliates in connection with this Agreement;

(vi) any lending by a Group Company to its shareholder(s)/quota-holder(s),

excluding in each case the Permitted Leakage.

“LF”:	shall mean the Italian Regio Decreto 16 March 1942, n. 267 as amended by Legge 14 May 2005, n. 80;

“Losses”:

means any and all losses, damages, liabilities, fines, penalties and any other costs or expenses. For the avoidance of doubt, Losses shall not include any loss of expected income by the Company, the Subsidiaries or the Buyer, or any indirect or consequential damage;

“Material Adverse Change”:

shall mean an event, circumstance, condition or state of affairs (or any combination thereof) occurring after the date of this Agreement that results in or will result in an adverse effect amounting to at least Euro 12,500,000 (twelve million, five hundred thousand) on the liabilities and/or assets (save for any liability indemnified under Section 7.4) of the Company and its Subsidiaries, taken as a whole, excluding, in any such case, any event, circumstance, condition or state of affairs resulting from: (i) changes in stock markets, interest rates, commodity prices or other general economic conditions; (ii) market conditions affecting the Restricted Business generally; (iii) changes in Relevant Laws; or (iv) the transaction contemplated by this Agreement or the change of control resulting from such transaction;

“Material Contracts”:	shall have the meaning set forth in Section 5.1, paragraph (v);

“Memorandum of Understanding”:	shall mean the memorandum of understanding entered into by and between D.B. Zwirn Special Opportunities Fund L.P. and KEMET Corporation dated 4 July 2007;

“Mortgaged Properties”:

shall mean, collectively (i) the real estate asset owned by Arcotronics Industries S.p.A., having industrial destination and located in Vergato (Bologna), Via Nazionale Porrettana no. 6/6, (ii) the real estate asset owned by Arcotronics Industries S.p.A., having industrial destination and located in Sasso Marconi (Bologna), Via San Lorenzo no. 19, and (iii) the real estate assets owned by Arcotronics Hightech S.r.l. having storage destination and located in Monghidoro (Bologna), Via Savena no. 3;

“Permitted Leakage”:	shall mean:

(i)        the transaction costs incurred by the Group and invoiced in the 2006 financial year amounting to approximately Euro 1,300,000 (one million three hundred thousand) provided for in the 2006 Consolidated Financial Statements; and

(ii)       the costs and expenses of Bain & Company Italy Inc. for the provision of services to the Group in the financial year 2007 for the purposes of the Group’s restructuring in the amount of Euro 483,000 (four hundred eighty-three thousand) excluding VAT (if applicable);

“Phase I Environmental
Report”:	shall mean, collectively, the environmental reports attached to this Agreement as Exhibit 2;

“Phase II Environmental
Report”:	shall mean the environmental report(s) in respect of the Environmental Issues to be prepared by the Environmental Consultant pursuant to Section 7.4, paragraph (a);

“Policies”:	shall have the meaning set forth in Section 5.1, paragraph (bb);

“Project Workers and the Consultants”:	shall have the meaning set forth in Section 5.1, paragraph (t), point (i);

“Properties”:	shall mean the real estate properties details of which are set out in Schedule “G” and each a “Property”;

“Relevant Law(s)”:

shall mean, with reference to each of the Parties, the Company and its Subsidiaries, any relevant applicable international, multinational, foreign, treaty, federal, state, national, municipal, local (or other political subdivision) or administrative law, statute, code, ordinance, rule, regulation, judgment, injunction, order, decree, directive and/or arbitrator’s award;

“Remediation Costs”:

shall mean (I) the costs and expenses directly referable to and incurred in carrying out the Agreed Specified Remediation Works; (II) any fines or penalties imposed under Environmental Laws incurred by the Company and/or any of its Subsidiaries as a result of the Environmental Issues; and/or (III) the costs and expenses suffered in connection with reinstating any Environmental Permit which has been withdrawn, revoked or suspended as a result of the Environmental Issues, but excluding any such costs, expenses, fines or penalties to the extent they arise or are referable to or are a consequence of:

(a) any change in use or sensitivity or development of the Properties after Closing;

(b) any negligent act or omission by the Company or its agents after Closing;

(c) any negligent act or omission in the preparation of the Phase II Environmental Report or the carrying out of the Agreed Specified Remediation Works;

(d)       any enforcement of Environmental Law where arising as a result of a disclosure to a regulatory Authority or third person other than where such disclosure is compulsory under Environmental Law or advised pursuant to the Phase II Environmental Report or the Buyer’s Phase II Environmental Report (in each case only to the extent not contested by either of the Parties), or the Expert’s Phase II Environmental Report (as applicable);

(e) the carrying out of Remediation Works which, whether or not they are part of the Specified Remediation Works, are either:

(A) Remediation Works which exceed the minimum requirements necessary to avoid any liability under Environmental Law or the withdrawal, revocation or suspension of any Environmental Permit; or

(B)      Remediation Works which are in excess of what any relevant regulatory Authority in each jurisdiction would be entitled to or likely to require under Environmental Law if it knew of the Environmental Issue in question;

“Remediation Works”:

shall mean remediation works or measures in respect of contamination at the relevant Properties to prevent, limit, remove, remedy, monitor, clean-up, abate or contain the presence or effect of any contamination in, at, on, or under the relevant Properties;

“Restricted Business”:	shall mean the business of design, production and/or distribution of capacitors for use in electronic applications;

“Restricted Territory”:	shall mean each of the Member States of the European Union and Asia;

“Restructuring Plan”:

shall mean the restructuring plan (piano di risanamento) which was approved by the Group on 13 September 2006 and the reasonableness of which was confirmed by a fairness opinion issued on 15 September 2006, by an independent expert appointed by the Court of Bologna pursuant to article 67, paragraph 3, letter (d), of the LF;

“Seller Adjustment
Payment”:	shall have the meaning set forth in Section 2.5, paragraph (g);

“Seller’s Group”:	shall mean the Seller and its Affiliates and, for the avoidance of doubt, after Closing, shall exclude the Company and its Subsidiaries;

“Shares”:	shall have the meaning set forth in Recital (C);

“Specified Remediation
Works”:	shall mean the Remediation Works which are the minimum necessary and required to avoid liability and/or fulfil requirements under Environmental Law in respect of the Environmental Issues;

“Subsidiaries”:	shall have the meaning set forth in Recital (D);

“Target Financial
Indebtedness”:

shall mean the Financial Indebtedness as at the Accounts Date, as set out in the 2006 Consolidated Financial Statements, being an amount equal to Euro 101,911,000 (one hundred and one million, nine hundred and eleven thousand);

“Taxes”:	shall mean all taxes and duties imposed or levied by any national or local taxing authorities, including income, withholding, property, excise, sale, VAT and custom taxes;

“Term”:	shall have the meaning set forth in Section 3.1;

“Third Party Claim”:	shall have the meaning set forth in Section 7.2, paragraph (a);

“Waiver Letter”:	shall mean a letter substantially in the form, to the extent agreed with the lending banks under the COC Loans, attached hereto as Schedule “B”;

“2006 Consolidated
Financial Statements”:

shall mean the duly approved consolidated balance sheet of the Group as of the Accounts Date, the profit and loss account of the Group for the period then ended, the Nota Integrativa with respect to the financial year then ended together with the Relazione dell’Amministratore Unico sull’andamento della Gestione, a copy of which is attached hereto as Schedule “C”; and

“2006 Financial
Statements”:

shall mean the duly approved balance sheet of the Company as of the Accounts Date, the profit and loss account of the Company for the period then ended, the Nota Integrativa with respect to the financial year then ended together with the Relazione dell’Amministratore Unico sull’andamento della Gestione, a copy of which is attached hereto as Schedule “D”.

2.        SCOPE OF THE AGREEMENT.

2.1       Purchase and Sale of the Shares.

Upon the terms (including, for the avoidance of doubt, the repayment of the COC Loans pursuant to Section 4.2 (j)) and subject to the conditions set forth in this Agreement, the Seller agrees to sell, assign and transfer to the Buyer, and the Buyer agrees to buy and be assigned and transferred from the Seller, on the Closing Date, the Shares free of any Encumbrances, save as agreed by the Buyer in writing, it being acknowledged that the Buyer will not be obliged to complete the purchase of any of the Shares unless it purchases all of the shares in the Company held by the Seller representing the entire issued share capital of the Company.

Profits related to the 2006 fiscal year and 2007 fiscal year, reserves or other retained earnings related to previous years not distributed (or authorised for distribution and not paid) by the Company as of the Closing Date with respect to the Shares shall be for the benefit of the Buyer.

2.2       Purchase Price.

The purchase price to be paid by the Buyer to the Seller for the Shares shall be equal to a total amount of Euro 17,500,000 (seventeen million five hundred thousand) (the “Equity Purchase Price”).

The Parties acknowledge and agree that the Equity Purchase Price shall be subject to a price adjustment as detailed under Section 2.5 below.

2.3       Payments.

The Equity Purchase Price (less the Escrow Sum and the Deposit) shall be paid by the Buyer to the Seller in cash on the Closing Date, in immediately available funds by bank wire transfer to the bank accounts to be notified by the Seller to the Buyer at least 5 (five) Business Days prior to the Closing Date.

2.4       Right to Designate.

The Buyer may designate one of its Affiliates to purchase all or part of the Shares, provided that such designation is made in accordance with the following provisions:

(a)       anything in article 1403 of the Code to the contrary notwithstanding, each designation will be sufficiently made if notified in writing to the Seller, together with the written acceptance of the designated Affiliate;

(b)      any designation pursuant hereto will be notified to the Seller within and not later than 5 (five) Business Days prior to the Closing Date; and

(c)       the Buyer shall remain jointly and severally liable with its designated Affiliate in respect of the punctual and exact performance by the same of all duties and obligations arising under or in connection with this Agreement.

2.5       Price Adjustment.

The Parties hereby agree and undertake that:

(a)       not later than 3 (three) Business Days following the consummation of the Closing, they will give joint instructions to the Auditor to:

(i)        determine the Financial Indebtedness of the Company as at the Closing Date (in accordance with the Accounting Principles but taking no account of any interest accrued or capitalised on the Target Financial Indebtedness since the Accounts Date);

(ii)       determine the amount of Leakage (if any) in the period from the Accounts Date to the Closing Date; and

(iii)      deliver written determinations as to (i) and (ii) above to each of the Seller and the Buyer within 30 (thirty) Business Days from its receipt of the above said joint instructions;

(b)      the Auditor will act as an arbitrator, pursuant to article 1349, first paragraph, of the Code, in accordance with the terms and conditions set forth in the mandate agreement that will be entered into between the Parties and the Auditor on or before the Closing Date;

(c)       the Parties undertake to provide the Auditor with any and all information and documents which are deemed necessary or appropriate by the Auditor in order to carry out its evaluation and perform its mandate;

(d)      the written determinations referred to in paragraph (a), points (i) and (ii), of this Section 2.5 prepared and delivered by the Auditor shall be final and binding upon the Parties for the purposes of this Agreement in accordance with articles 1349 and 1473 of the Code, and shall not be subject to appeal by the Parties (other than as allowed under article 1349, paragraph 1, of the Code), which agree and undertake to comply with, and deem such Auditor’s determinations as delegated expression of their contractual will for the purpose of determining the amount in respect of which the Equity Purchase Price shall be reduced, if any, pursuant to paragraph (f) below of this Section 2.5;

(e)       all fees and disbursements of the Auditor due in connection with the preparation and delivery of its determinations referred to in paragraph (a), points (i) and (ii), of this Section 2.5 shall be borne, as to 50%, by the Seller and, as to 50%, by the Buyer;

(f)       the Equity Purchase Price shall be adjusted by an aggregate amount to be determined in accordance with the following provisions:

(i)        in the event that the Financial Indebtedness as at the Closing Date as determined by the Auditor in accordance with paragraph (a) of this Section 2.5 is greater than the Target Financial Indebtedness and such excess exceeds the amount of Euro 25,000 (twenty-five thousand), then the Equity Purchase Price shall be reduced by, and the Seller shall be obliged to pay to the Buyer, an amount equal to the amount by which the Financial Indebtedness as at the Closing Date exceeds the Target Financial Indebtedness; and

(ii)       in the event that the Auditor determines that there has been any Leakage in the period from the Accounts Date to the Closing Date the Seller shall be obliged to pay to the Buyer an amount equal to the amount of such Leakage and the Equity Purchase Price shall be deemed reduced by the same amount;

(g)      any amount due by the Seller pursuant to paragraph (f) of this Section 2.5 shall be paid by the Seller to the Buyer (i) in cash, (ii) in immediately available funds by bank wire transfer to the bank account to be notified by the Buyer to the Seller, such payment (the “Seller Adjustment Payment”) to be made by the latest of: (A) 5 (five) Business Days following the delivery of the written determinations referred to in paragraph (a) of this Section 2.5; and (B) 3 (three) Business Days following the notification by the Buyer to the Seller of the bank account details for payment.

2.6       Escrow.

In order to guarantee to the Buyer the Seller Adjustment Payment, as well as in order to secure the Seller’s indemnity obligations in accordance with Section 7 below, on the Closing Date the Buyer will transfer part of the Equity Purchase Price, for an amount of Euro 2,000,000 (two million) (the “Escrow Sum”), directly into the bank account of the Escrow Agent in accordance with the provisions of the Escrow Agreement. Should the Escrow Sum be diminished as a consequence of any Seller Adjustment Payment, the Seller undertakes to deposit within 5 (five) Business Days with the Escrow Agent an amount equal to the portion of the Escrow Sum used (if any) in settlement of the Seller Adjustment Payment, with a view to ensuring that the Escrow Sum is maintained at Euro 2,000,000 (two million) immediately following payment (if any) of the Seller Adjustment Payment.

2.7       Following Signing.

(a)       As soon as practicable after the date hereof, the Seller shall, and shall use its best efforts to cause each concerned Group Company to, (A) notify the agent under the Convenzione Bancaria (pursuant to any applicable provisions thereof) of the possible occurrence of a change of control of the Company as a result of the transaction contemplated in this Agreement, (B) apply for the Waiver Letter and (C) use its best efforts in order to overcome any obstacle to the granting of the Waiver Letter. The Buyer and the Seller shall co-operate in any discussions and negotiations with the lending banks under the COC Loans and in order to agree on the mechanics for repayment of the COC Loans and to obtain the Waiver Letter from the lending banks under the COC Loans.

(b)      Prior to the Closing Date with sufficient notice to ensure that such meeting can be held on the Closing Date, the Seller shall call a meeting of the board of directors of each concerned Group Company for the purpose, among other things, of: (i) appointing a new managing director of such Group Company (if appropriate); (ii) approving the repayment of the COC Loans; and (iii) granting the managing director and/or any other director with any and all powers necessary to take any and all actions necessary in order to proceed to the repayment of the COC Loans by means of the amounts procured, or caused to be procured, by the Buyer as provided for in Section 4.2(j). For the avoidance of doubt, these board meetings shall be held in any case after the shareholders’ meetings referred to in Section 4.2 (d).

(c)       The Seller shall use its best efforts to procure that the Chairman of the Company, Mr. Daniele Discepolo, together with the other directors of the Company will endorse and support the Parties in discussions with the main lending banks under the COC Loans.

(d)      As soon as practicable after the date hereof, the Seller shall procure that in accordance with Section 7.4 the Company instructs the Environmental Consultant to perform a phase II environmental due diligence in respect of the Environmental Issues only and to prepare the Phase II Environmental Report.

(e)       Following the date of this Agreement and up to the Closing Date, the Seller shall as soon as practicable inform the Buyer of any breach of the representations and warranties set out in Section 5.1 (or, in respect of each representation and warranty which is made as of the date hereof only, of any event, fact or circumstance which, if such representation and warranty were repeated at the Closing Date, would result in a breach thereof) or the covenants set out in Section 8.1 which it becomes aware of.

3.        CONDITIONS PRECEDENT.

3.1       Conditions Precedent.

Subject to the other provisions of this Section 3, the obligations of the Parties to proceed to Closing are subject to the satisfaction (or, if applicable, waiver) of any and all of the following conditions precedent within and no later than 29 February 2008 (the “Term”):

(a)       the transaction contemplated in this Agreement having been approved by the Antitrust Authority, or, if the Clearance is granted subject to condition(s), the Buyer having accepted such condition(s) in its discretion as set forth in Section 3.2, paragraph (b) below and the Antitrust Authority having confirmed that it considers the condition(s) as being fulfilled, or the transaction contemplated in this Agreement being deemed to have been approved due to the expiry of the relevant waiting periods pursuant to article 40, paragraphs 1 and 2, of the German Act Against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen - GWB);

(b)      no Material Adverse Change having occurred prior to the Closing Date; and

(c)       the Phase II Environmental Report prepared in accordance with Section 7.4 having been delivered to the Buyer and the Seller by the Environmental Consultant.

The condition precedent under paragraphs (b) and (c) are provided in the exclusive interest of the Buyer, therefore only the Buyer is entitled to waive to such conditions. The condition precedent under paragraph (a) above is provided in the interest of both Parties and cannot be waived by either or both of them.

3.2       Obtaining the Clearance.

(a)       As promptly as practicable and in any event not later than 15 (fifteen) Business Days following the date hereof, the Buyer will prepare and file with the Antitrust Authority any and all documents to be prepared and filed pursuant to the provisions of any Relevant Law.

(b)      The Buyer shall at the earliest opportunity, including during any first phase investigation, consider, acting in good faith, any request made by the Antitrust Authority for the Buyer to accept condition(s), and use its reasonable best efforts to limit the imposition of any such condition(s), so as to enable the transaction contemplated in this Agreement to be successfully implemented, provided, however, that the Seller acknowledges that the final decision as to whether any such condition(s) is(are) acceptable to the Buyer shall be at the sole discretion of the Buyer and that the Buyer shall in no circumstances be under any obligation or duty to accept any condition which would have a material adverse effect on the business of the Group taken as a whole or would create any obligations on the Buyer to divest itself of any part of its business as it exists and has been conducted before the date of this Agreement.

(c)       In order to comply with the requirements set forth by the Relevant Law and with the requests of the Antitrust Authority, the Seller shall extend, and shall cause any Group Company to extend, to the Buyer all support reasonably required by the Buyer including the delivery of documents and data relating to the Seller and to the Group (save in the case of information which is, in the sole discretion of the Seller, commercially sensitive to the Seller or the Group which shall be disclosed to the Buyer’s legal advisers on a counsel only basis).

(d)      The Buyer undertakes to promptly do all that is necessary in order to comply with requests for the filing of documents and/or disclosure of information which might be required by the Antitrust Authority. While the Buyer shall be primarily responsible for preparing any such filings, written submissions, correspondence and communications, the contents of such documents shall require disclosure to (or, in the case of oral communications, discussions with) and prior approval by the Seller or its legal advisers (subject to the deletion of any confidential information) such approval not to be unreasonably withheld or delayed.

(e)       The Parties shall cooperate closely in any discussions and negotiations with the Antitrust Authority and both the Buyer and the Seller, together with their legal advisers, shall, to the extent customary, non-prejudicial to the process and not delaying the relevant timing, be able to attend any meetings or hearings with the Antitrust Authority (save in the case of meetings where information that is commercially sensitive to one of the Parties is likely to be discussed, in which case the other Party will not be entitled to be present but that other Party’s legal advisers will be entitled to be present).

(f)       The Buyer shall without undue delay provide the Seller or its legal advisers with copies of any written statement, order or decision of the Antitrust Authority (subject to the deletion of any confidential information).

3.3       Information Duty.

Each Party undertakes to notify to the other, as soon as possible and in any case no later than 5 (five) Business Days from the date on which it becomes aware, of the occurrence of any event, fact or circumstance that may prejudice the satisfaction of any of the conditions precedent under Section 3.1 above, providing any available documentary evidence thereof.

3.4       Non-occurrence of the Conditions Precedent.

In the event that any of the conditions precedent as contained in Section 3.1 above are not satisfied (or, if and when applicable, waived or postponed by the Buyer) within the Term, then this Agreement shall be considered automatically terminated and ineffective, without any formalities to be complied with by the Parties which shall be released from any and all their obligations hereunder, except for any rights, obligations and liabilities arising under Sections 10.1, 10.2, 10.3, 10.4, 10.5 and 11, without prejudice to the right to damages of the non-defaulting Party if any condition precedent is not satisfied due to the failure by the other Party to comply with its obligations hereunder pursuant to article 1359 of the Code.

4.         CLOSING.

4.1       Closing Date and Place.

The Closing shall take place in the offices of Ashurst, in Via Sant’Orsola, 3, Milan, on the 10th (tenth) Business Day following the satisfaction of the latest of the conditions precedent set forth under paragraphs (a) and (c) of Section 3.1 or (if and when applicable) the waiver of the same by the Buyer, but, in any event, not before 1 October

2007, or on such other place and date as will be agreed upon in writing by the Parties (hereinafter referred to as the “Closing Date”).

The Seller and the Buyer shall be bound to perform the obligations indicated under Section 4.2, provided that the conditions precedent, as contained in Section 3, shall be satisfied (or, if and when applicable, waived by the Buyer) before the end of the Term.

4.2       Closing Actions and Obligations.

On the Closing Date the Parties shall carry out the following actions in the order indicated below:

(a)       the Parties shall exchange documentary evidence of the satisfaction of the condition precedent set forth under paragraph (a) of Section 3.1;

(b)      the Seller shall deliver to the Buyer a duly executed declaration in the form attached as Schedule “E” to this Agreement;

(c)       the Seller shall deliver to the Buyer the letters evidencing (i) the resignation of Salvatore Cerchione and, if requested by the Buyer no later than 10 (ten) Business Days prior to the Closing Date, Gianpaolo Di Dio and/or Daniele Discepolo, as directors of the Company and any other Group Company of which they are directors; (ii) the resignations of all the statutory auditors (or members of any corporate body, if any, having similar functions and competences under Relevant Laws) of each Group Company; and (iii) the release by all such directors and statutory auditors (or members of similar corporate bodies) of all claims against any Group Company except for compensation, if any, payable to such persons up to the date of the effectiveness of their resignations;

(d)      the Seller shall cause general meetings of the shareholders of the Company and any other Group Company the director(s) of which has(have) resigned to be validly held according to the Relevant Laws, the agenda of which shall include: (i) the appointment by the Seller of those directors and statutory auditors (or members of any corporate body, if any, having similar functions and competences under Relevant Laws) designated by the Buyer in place of the resigning directors and statutory auditors (or members of similar corporate bodies), and (ii) save in respect of gross negligence or fraud, the discharge and release from any liability of all resigning directors (including Gianpaolo Di Dio for this term as Sole Director of the Company) and statutory auditors (or members of similar corporate bodies) of each Group Company concerned;

(e)       the Seller shall deliver to the Buyer a duly executed declaration in the form attached as Schedule “F” to this Agreement;

(f)       the Parties shall execute any document (duly authenticated by a notary or otherwise) as necessary to establish legal and full ownership of the Shares in favour of the Buyer in accordance with the laws of Italy;

(g)      the Parties shall cause the name of the Buyer to be entered in the shareholders’ ledger of the Company as the new owner of the Shares and the annotation in such shareholders’ ledger to be duly signed by a director of the Company;

(h)      the Buyer shall pay to the Seller the Equity Purchase Price in accordance with Section 2.3 above;

(i)        the Parties shall execute the Escrow Agreement with the Escrow Agent;

(j)        the Buyer shall pay, procure, or cause to be procured by the Company and/or any of its concerned Subsidiaries, the payment of, the amount necessary for the repayment in full of the COC Loans, including the relevant principal, accrued interest and any other commissions and/or related payments as of the Closing Date, as such aggregate amount shall have been notified by the Seller to the Buyer at least 5 (five) Business Days prior to the Closing Date; and

(k)       subject to the Buyer having undertaken the obligations under paragraph (j) above, the Parties shall procure the delivery of the Waiver Letter by the lending banks under the COC Loans.

4.3       Further Assurances.

If, at any time after the Closing, the Buyer reasonably considers that any further assignments, conveyances, transfers, records or assurances are necessary or appropriate to transfer to it any right, title or interest, in or to the Shares or to perfect any transactions contemplated in this Agreement, the Seller shall promptly execute and deliver, or cause to be executed and delivered, at its cost, any and all such further instruments of assignment, conveyance, transfer, record and assurance and take, or cause to be taken, all actions and do, or cause to be done, all things, as may be reasonably requested by the Buyer in order to ensure that the Buyer has full and unencumbered right, title and interest in the Shares.

4.4       Unitary Transaction.

The Parties acknowledge and mutually agree that all actions, formalities and transactions constituting the Closing pursuant to Section 4.2 above, notwithstanding their plurality, shall be regarded as one and unitary transaction, so that no such actions, formalities or transactions shall be deemed to have taken place unless and until all other actions, formalities or transactions constituting the Closing shall have taken place as provided in Section 4.2. The Parties acknowledge and declare the essential nature of the above provision.

5.         REPRESENTATIONS AND WARRANTIES OF SELLER.

5.1       Representations and Warranties of the Seller.

Subject to Section 7 herein below, the Seller, with respect to itself and to each Group Company, hereby makes the following representations and warranties to the Buyer. Any representation and warranty expressed to be given “to the best of the Seller’s knowledge” or “so far as the Seller is aware” or otherwise qualified by reference to the knowledge of the Seller shall be deemed to be given on the basis of the knowledge that the Seller would have assuming it has made reasonable enquiries of the chief executive officer of the Company who in turn shall be deemed to have made reasonable enquiries of the relevant managers within the Group.

PART I - MATTERS RELATING TO THE SELLER

(a)       Seller Good Standing - Authority.

The Seller is validly existing, duly incorporated and in good standing under the laws of its country of incorporation; it has all necessary corporate powers to enter into this Agreement, as well as any other document, agreement, declaration and/or undertaking to be executed and/or delivered by the Seller pursuant, or in relation, to the Agreement (including, without limitation, the Escrow Agreement, the mandate to the Auditor and the declarations referred to in Section 4.2) (all such documents, agreements, declarations and/or undertakings, along with the Agreement, collectively, the “Contractual Documents”) and to perform any and all obligations hereunder and there under, and the person who has executed this Agreement (and will execute any other Contractual Document) on its behalf is a duly authorised representative of the Seller vested with full powers to bind it in relation to any and all of such obligations.

The Seller is not in liquidation, insolvent, bankrupt or subject to any bankruptcy proceedings under the laws of its country of incorporation.

The Contractual Documents constitute legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their terms.

(b)      No Breach.

The execution of the Contractual Documents and of the transactions contemplated thereby will not result in any conflict with, violation, breach or right of termination of, default under or amendment to, cancellation or acceleration of, annulment or forfeiture of any right to enforce, any obligation, term or condition provided under any Relevant Law provision applicable to the Seller, as well as any corporate documents of the Seller or any act, deed, agreement or undertaking to which the Seller is a party, which may affect the validity and enforceability of the Contractual Documents.

(c)       Consents.

Save as provided for in the Convenzione Bancaria, the Seller is not required to give any notice to or make any filing with or obtain any Authorisation from any Authority or other person in connection with the execution, delivery and performance of the Contractual Documents.

(d)      Title to Equity Interests.

The Seller is the sole registered and beneficial owner with full legal title to the Shares and is entitled to sell and transfer the full legal ownership of the Shares to the Buyer. As of the Closing Date the Shares are free of any Encumbrances. Upon the purchase of the Shares, the Buyer will obtain full legal title and beneficial ownership of the Shares free and clear of any Encumbrances.

PART II - MATTERS RELATING TO THE GROUP

(e)       Authorised Share Capital.

The resolved, subscribed and paid-up share capital of the Company amounts to Euro 35,807,226 divided into no. 45,906,700 shares, each having a nominal value of Euro 0.78. As of the date hereof, the Seller owns 45,906,700 shares of the Company, representing the entire share capital of the Company.

(f)       Title to Subsidiaries’ shares or quotas.

The resolved, subscribed and paid-up corporate capital of each of the Subsidiaries, the shares or quotas, as the case may be, representing such corporate capital and the percentages of such corporate capital held by the Company and any other third person is as indicated in Exhibit D and will not be changed before the Closing Date. Any and all shares and quotas, as the case may be, representing the corporate capital of each Subsidiary have been validly issued and their value has been entirely paid-up. As of the Closing Date such shares/quotas are free and clear from any Encumbrances.

(g)      Absence of option or similar rights.

Except for the rights of the Buyer to purchase the Shares pursuant to this Agreement and the pre-emption right contained in the by-laws of Arcotronics Fuel

Cells S.r.l. and the third party rights contained in the Convenzione Bancaria, no person holds or is entitled to hold or claim against the Seller, the Company or any Subsidiary:

(i)        any right of option, warrant, conversion, exchange, pre-emption or subscription, obligation, agreement, contract or commitment of any kind entitling such person to (a) subscribe, purchase or be granted any right in relation to any share or quota, as the case may be, representing the capital of any Group Company, or any instrument convertible into or exchangeable for any such shares or quotas; (b) repurchase or redeem or carry on other similar operations on such shares or quotas; or (c) obtain from any Group Company the issue of any other instruments, of financial nature or otherwise; and

(ii)       the right to acquire from the Seller, the Company or any other third party (any Subsidiary included) all or part of the shares or quotas, as the case may be, representing the capital of any Group Company.

(h)      Organisation and no conflict.

The Company and each of the Subsidiaries is a corporation duly incorporated and validly existing under the Relevant Laws of its country of incorporation and has full power and authority to conduct its business as presently conducted and to own its assets and properties as presently owned.

No Group Company is:

(i)        in the process of being dissolved (and no circumstance which would require the application of such dissolution exists) or, on the basis of the Accounting Principles duly applied in the preparation of the 2006 Consolidated Financial Statements and 2006 Financial Statements, under any situation provided under articles 2446 or 2447 of the Code or in any equivalent situation pursuant to the Relevant Laws;

(ii)       subject to any bankruptcy (“fallimento”), compulsory winding-up (“liquidazione coatta”), temporary receivership (“amministrazione controllata”), management procedure (“amministrazione straordinaria”) or other similar insolvency procedures outside Italy and no request for commencement of any insolvency procedure or similar proceeding outside Italy been filed against it;

(iii)      party to any undertakings pursuant to which same is bound to transfer any of its assets and properties to creditors.

Save as provided for in the Convenzione Bancaria, neither the execution by the Seller of the Contractual Documents nor the consummation of the transactions contemplated therein will cause or give rise to:

(a)       any conflict with, violation, breach or termination of, default under or amendment to, cancellation or acceleration of, annulment or forfeiture of any right to enforce, any obligation, term or condition, any payment obligation of any Group Company or any third party’s right of termination, non-renewal, withdrawal or revocation provided under or in relation to any: (a) Material Contract to which any Group Company is a party; (b) Authorisation; (c) bylaws or other organisational documents of any Group Company; and/or (d) Relevant Law;

(b)       the creation or imposition of any Encumbrance on (a) the Shares and/or any shares or quotas, as applicable, of any Subsidiary; and/or (b) any property or asset of any Group Company;

(c)       any breach or termination or any material reduction of the amount of any guarantee granted to any Group Company;

(d)       the suspension or bar to the carrying on of the business of any Group Company as the same is being carried on as of the date of this Agreement.

(i)        By-laws.

The by-laws of the Company and each of the Subsidiaries, as currently in force, have been adopted in accordance, and comply with the Relevant Laws.

(j)        Books.

The mandatory books and records of the Company and each of the Subsidiaries (among which, without limitation, the “scritture contabili” and the minutes of corporate bodies) have been kept and completed, in accordance with the Relevant Laws and the Accounting Principles. Such mandatory books and records reflect, to the extent required by the Relevant Laws, the transactions in which each Group Company has been and/or is currently engaged, as well as any and all further resolutions taken at all meetings of each corporate body.

(k)       Businesses of the Group.

The properties, personnel and assets currently owned, leased or otherwise made available to and/or used by each Group Company comprise all the properties, rights and assets necessary for the carrying on of its business.

(l)        Compliance with the Relevant Laws.

Each Group Company has in all material respects conducted and currently conducts its respective business in compliance with and pursuant to any Relevant Law.

As at the date of this Agreement, there is no outstanding nor, so far as the Seller is aware, threatened investigation, assessment, procedure or adopted measure by any Authority with respect to any alleged material violation of any Relevant Laws by any of the companies within the Group or requiring any of same to take or omit any action for the purposes of complying with the Relevant Laws nor is the Seller aware of any fact which may give rise to any material breach of any Relevant Laws.

So far as the Seller is aware, there is no act, matter, condition, fact or event that could cause or give rise to any liability of any Group Company pursuant to Legislative Decree no. 231 dated 8 June 2001 (as same may have been or be further amended).

(m)      Absence of material changes.

Since 1 January 2007, (I) each Group Company has properly conducted its business in the ordinary course without entering into any Material Contract, or incurring any material obligation, liability or indebtedness or taking any other action which exceeds the limits of the ordinary course of business consistent with past practice and (II) as at the date of this Agreement, neither the Company nor any of its Subsidiaries has suffered any material loss, destruction or other casualty affecting any of its Properties or assets, whether or not covered by insurance, exceeding a value of Euro 100,000 (one hundred thousand) individually or Euro 500,000 (five hundred thousand) in aggregate.

Since 1 January 2007 no event, circumstance, condition or state of affairs (or combination thereof) has occurred that resulted in an adverse effect amounting to at least Euro 12,500,000 (twelve million five hundred thousand) on the assets and/or liabilities of the Company and its Subsidiaries taken as a whole.

Each Group Company has complied with and continues to comply, in all material respects, with the Restructuring Plan, taking into account the long-term nature of the Restructuring Plan.

(n)       Accounts; no undisclosed liabilities.

The 2006 Financial Statements and the 2006 Consolidated Financial Statements, as well as the statutory financial statements of each of the Subsidiaries as of the latest closed fiscal year, have been prepared in accordance with the Relevant Laws and (where applicable) the Accounting Principles (applied in a uniform and consistent manner with past practice) and show a true and accurate view of the assets, liabilities and net worth of such Group Company to which each relates, and of the Group as a whole on a consolidated basis, as of the Accounts Date (or the respective end date of the latest closed fiscal year), its revenues and expenses and the result of its operations for the period of reference.

There are no liabilities of any Group Company of any kind, whether actual, contingent or otherwise, other than (i) liabilities reflected in the 2006 Financial Statements and the statutory financial statements of all the Subsidiaries as of the latest closed fiscal year, (ii) liabilities incurred in connection with the transactions contemplated by the Contractual Documents, (iii) liabilities otherwise specifically identified in this Agreement, or (iv) liabilities incurred in the ordinary and usual course of business since 1 January 2007.

The aggregate net operating losses of the Group for the financial period ending on the Accounts Date were not less than Euro 30,000,000 (thirty million).

(o)       Real Estate Owned or Leased by the Group.

The Group has good title to all the Properties pursuant to (i) valid, binding and enforceable vis-à-vis any third party deeds and/or acquisition agreements, or (ii) valid and effective lease agreements (in respect of which lease agreements no material default has occurred).

All Properties are in normal operating condition and repair (normal wear and tear excepted) and are fit for the purposes for which same are used.

Other than the Properties, the Group does not own and is not the legal owner of any real estate which has a market value in excess of Euro 500,000 or has any option, right, commitment or obligation to acquire or to sell any real estate nor does it have any material obligations in respect of or arising from any real estate other than the Properties.

To the best of the Seller’s knowledge, the Group Companies are in compliance with any and all material provisions of Relevant Laws concerning occupancy and fitness for use in respect of the Properties.

(p)       Tangible Property of the Company.

Each Group Company has full, good and marketable title to the tangible assets shown, respectively, in the 2006 Financial Statements and in the statutory financial statements of each Subsidiary as of the latest closed fiscal year, or acquired by each such company after the reference date thereof and such title is not subject to any limitation or Encumbrance whatsoever for the benefit of a third party.

(q)       Intellectual Property Rights and Know-how.

(i)        Each Group Company is the registered owner of or has the right to use (as applicable), the Intellectual Property Rights necessary for the conduct of its business and, to the best of the Seller’s knowledge, such use does not infringe upon, constitute a misappropriation of, or otherwise violate the rights of, any third party.

(ii)       The Intellectual Property Rights used by the Group may be used by the same without the payment of any material licence fee, royalty or similar charge (with the exception of the taxes, fees and charges due upon renewal of any relevant registration, where applicable).

(iii)      As at the date of this Agreement, no claim has been made by any person, nor is any proceeding outstanding nor, to the best of the Seller’s knowledge, threatened against the Group which relates to any Intellectual Property Rights used by the Group and the Seller is not aware of any basis for such a claim.

(iv)      Each Group Company has full ownership title in and to any know-how, procedure, commercial process, instruction, information, technical and commercial knowledge and experience (collectively, the “Know-How”) used at the date hereof by each Group Company in the carrying on of its respective business in any country where such business is conducted.

(v)       Each Group Company has full ownership title in and to all such Know-How. There is not any Know-How used at the date hereof by any Group Company which, after the Closing, will be owned and/or retained for any reason by the Seller’s Group.

(r)        Taxes.

(i)        Each of the Company and the Subsidiaries has always complied in all material respects with any and all Relevant Laws regulating Taxes and has filed on a timely basis all tax returns which are required to be filed by it under Relevant Law and all such tax returns have been correctly prepared and accurately reflect any and all Tax obligations of each Group Company relating to the fiscal periods referred thereto. Save for the overdue tax payables set out in the 2006 Consolidated Financial Statements amounting to Euro 3,556,000, in respect of IRPEF, and Euro 636,000, in respect of other Taxes, all Taxes due and payable by each Group Company as of the Accounts Date have been duly paid in full on a timely basis or, if not yet payable, either (i) adequate reserves and provisions for such Taxes have been provided in the 2006 Financial Statements and in the statutory financial statements of each Subsidiary as of the latest closed fiscal year, or (ii) appropriate settlement agreements have been entered into with the competent Tax Authorities for the payment of such Taxes. All Taxes which have become due for payment since the Accounts Date have been fully paid on a timely basis.

(ii)       As at the date of this Agreement, no claims regarding Taxes are pending nor, so far as the Seller is aware, are threatened in writing against any of the Company or any of the Subsidiaries by any Tax Authorities.

(iii)      None of the companies within the Group has (i) in the last three years been a member or an affiliated member of a tax group (within the meaning of heading II, Section II and III of Presidential Decree no. 917 of 22 December, 1986 or any similar provision of other applicable Relevant Law)

filing a consolidated tax return (other than a group the common parent of which was the Company), (ii) ever been a member of a VAT group (within the meaning of article 73 of Italian Presidential Decree No. 633 of 26 October 1972 and Ministerial Decree dated 13 December 1979 or any similar provision of other applicable Relevant Law), other than a group the common parent of which was the Company; (iii) ever been a party to any tax sharing, indemnification or allocation agreement, (iv) incurred any liability for Taxes of any person pursuant to the Relevant Laws as a transferee or successor, by contract or agreement, or otherwise; or (v) ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for tax purposes.

(s)       Employees.

(i)        The personnel employed by each Group Company (hereinafter, collectively, the “Employees”) is regularly recorded in the relevant mandatory books of such Group Company in accordance with Relevant Law.

(ii)       No other individual has the right to claim to have (or to have had) an employment relationship with any of the Company or its Subsidiaries.

(iii)      All Employees have been duly remunerated for all the services performed in the course of their working relationship with any Group Company in accordance with the provisions of Relevant Law and contracts (including any collective labour agreements) and, with respect to any remuneration or rights which have accrued but which are not yet payable, (including – but not limited – to accrued holiday pay and to the “Trattamento di Fine Rapporto”) sufficient provision to cover the related payments have been reserved for.

(iv)      Save for (A) the discretionary bonus scheme operated by the Group in Germany and (B) the discretionary bonus scheme operated by the Company and the Italian Subsidiaries, which together in aggregate do not have an annual value in excess of Euro 200,000, there are no schemes in operation by or in relation to, the Company and its Subsidiaries under which any director, executive, independent contractor or other Employee is entitled to a commission, bonus or remuneration of any other sort (including options for shares or other securities).

(v)       All medical, health insurance, long term disability insurance, life assurance, directors’ and officers’ insurance, travel, car and other benefit schemes, arrangements and understandings operated for the Employees or any director, executive or independent contractor have been operated in accordance with their rules and regulations and in accordance with Relevant Laws.

(vi)      Other than Mr. Marco Uberti, so far as the Seller is aware, as of the date hereof, no Employee with an annual salary in excess of Euro 50,000 has given written notice of termination of his contract of employment or for services (as applicable) or is under notice of dismissal or termination thereof.

(vii)     Except for the national collective bargaining agreements applicable to the Group in Italy which are Contratto Collettivo Nazionale Dirigentl Industria and Contratto Collettivo Nazionale Lavoratori Metalmeccanici, no Group Company is a party to, or bound by, any collective bargaining agreement, or other agreement or understanding with any labour union or labour organization.

(viii)    As at the date of this Agreement, no proceeding regarding a materially unfair labour practice or requiring any Group Company to bargain with any labour organisation as to wages or conditions of employment has been commenced nor is any such proceeding threatened. So far as the Seller is aware, as at the date of this Agreement, (A) no strike, work stoppage, lockout or other material labour controversy is subsisting and (B) no material dispute is outstanding with any labour organisation. Each Group Company is in compliance, in all material respects, with their obligations pursuant to all material notification and bargaining obligations arising under any collective bargaining agreement.

(ix)      Where any Group Company has implemented redundancy programs such as “Cassa Integrazione Guadagni Ordinaria, Cassa Integrazione Guadagni Straordinaria”, as well as collective dismissal procedures, such programs and/or procedures were carried out in compliance, in all material respects, with its obligations pursuant to the Relevant Laws and to the applicable collective labour agreements.

(x)       Each Group Company has made all filings and taken all actions required to be made or taken in respect of the Employees under social security, labour and welfare Relevant Laws. Except for the social security and welfare liabilities indicated in the 2006 Consolidated Financial Statements and/or the 2006 Financial Statements and/or in the statutory financial statements of each Subsidiary as of the latest closed fiscal year, all social security and welfare charges in respect of the Employees which have become due and payable since the Accounts Date have been fully paid.

(xi)      No Group Company has been a party to any agreement, arrangement or understanding (whether contractual or otherwise) for the provision by such Group Company of any benefit under any pension scheme, other than those compulsory under the law and collective labour agreement, for any past or present director, executive, independent contractor or Employee, in connection with which the Group Company is or may become liable to make any payment.

(xii)     Each Group Company is and has always been in material compliance with all Relevant Laws concerning mandatory hiring of disabled persons. Particularly, the Company and its Italian Subsidiaries have always duly complied with any and all the rules set forth by Law no. 68/99.

(t)       Project Contracts and Consultancy Agreements.

(i)        All the project contracts pursuant to Law no. 30/2003 and Legislative Decree no. 276/2003 as well as the consultancy agreements entered into between any of the Company and the Subsidiaries and the relevant individuals (the “Project Workers and the Consultants”) have been established and conducted in accordance with Relevant Laws and in such a way that none such individual is entitled to claim that he/she is or was an employee of any of the Company and the Subsidiary.

(ii)       The Project Workers and the Consultants have been duly remunerated for all the services performed in the course of their working relationship with any Group Company in compliance with the Relevant Law and the individual contracts entered into with each of them and, with respect to any remuneration or rights which have accrued but which are not yet payable, sufficient provision to cover the related payments have been reserved for.

(iii)      Each Group Company has made all filings and taken all actions required to be taken in respect of the Project Workers and the Consultants under social security, labour and welfare Relevant Laws. Except for the social security and welfare liabilities indicated in the 2006 Consolidated Financial Statements and/or the 2006 Financial Statements and/or in the statutory financial statements of each Subsidiary as of the latest closed fiscal year, all social security contributions and tax withholding in respect of Project Workers and Consultants which have become due and payable after the Accounts Date have been fully paid.

(u)      Litigation and Product Liability.

As at the date of this Agreement, no Group Company is engaged in any arbitration, judicial or administrative proceeding which involves an amount claimed in excess of Euro 100,000 (one hundred thousand) and no such proceedings have been threatened in writing against any of the companies within the Group. The aggregate value of pending claims in arbitration, judicial or administrative proceedings against the Company and the Subsidiaries does not exceed Euro 500,000 (five hundred thousand). Without limitation to the generality of the foregoing, as at the date of this Agreement, there is no outstanding or threatened in writing claim or dispute between or among any Group Company and any third person in relation to: (a) any Material Contract; (b) the Restructuring Plan; and/or (c) the Convenzione Bancaria.

As at the date of this Agreement, so far as the Seller is aware, there is no material inquiry or investigation pending or threatened in writing by or before any Authority involving the Seller (with respect to any of the Group’s assets or businesses) or any of the companies within the Group or its assets or business.

So far as the Seller is aware, no Group Company has in the 12 (twelve) months prior to the date of this Agreement manufactured, sold or provided any product or service which did not comply with the Relevant Laws and mandatory standards then applicable. During the 12 (twelve) months prior to the date of this Agreement, no Group Company has been subject to any warranty claim or product recall which involved amounts in excess of Euro 100,000 (one hundred thousand), either individually or in the aggregate, or with respect to any single claim or group of related claims nor, so far as the Seller is aware, as at the date of this Agreement, has any Group Company received any such warranty claim in writing which is likely to give rise to a product recall.

(v)      Obligations and Contracts.

Any and all agreements and arrangements entered into and/or agreed by any Group Company (A) with any person within the Seller’s Group, and (B) with customers and suppliers which have an individual value per year in excess of Euro 100,000 (one hundred thousand) (collectively, the “Material Contracts”) are valid, effective and enforceable pursuant to the Relevant Laws and have been entered into in the ordinary and usual course of business on an arm’s length basis.

As at the date of this Agreement, no Group Company and no other party to any Material Contract is in breach of any provision of any Material Contract. As at the date of this Agreement, so far as the Seller is aware, there is no fact or circumstance that would give rise to a breach or violation of, or default under, any Material Contract.

So far as the Seller is aware, none of the companies within the Group has received any written notice regarding any actual or proposed withdrawal, annulment or termination of any such Material Contract.

(w)      Permits.

Each Group Company has all the required Authorisations to carry on its business in all material respects as it is now being conducted and, as at the date of this Agreement there is no (a) action, proceeding or investigation outstanding or, so far as the Seller is aware, threatened regarding objections to, suspension or cancellation of any of such Authorisations and/or (b) so far as the Seller is aware, reason or circumstance which may result in, or give rise to, any suspension or cancellation of, amendment to, annulment, voidness or inefficacy of any Authorisation.

(x)       Health and Safety.

So far as the Seller is aware, each Group Company has always complied in all material respects with any and all Relevant Laws (including, as far as the Company and its Italian Subsidiaries are concerned, the Legislative Decree no. 626/1994) relating to health and safety in the work place. No inspections relating to such matters have been made by any competent Authority during the last 2 (two) years from which any material liability has been assessed against or paid by any of the Company or the Subsidiaries and there are no open inspections or pending resolutions in connection therewith.

(y)      Environmental Matters.

Compliance with Environmental Permits

Save as specifically addressed in the Phase I Environmental Reports, the terms and conditions of all Environmental Permits have always been complied with in all material respects.

Status of Environmental Permits

Save as specifically addressed in the Phase I Environmental Reports, all Environmental Permits are in full force and effect and, as far as the Seller is aware, there are no facts or circumstances indicating that any Environmental Permits would or might be revoked, suspended, cancelled, varied or not renewed.

Hazardous Substances

Save as specifically addressed in the Phase I Environmental Reports, the business and operations of each Group Company and the use, ownership or occupation of the Properties do not involve (so as to be in material breach of Environmental Laws) the substantial use of, or the material release or discharge into the Environment of, any Hazardous Substance or article prescribed or specified under any Environmental Laws as being prohibited or restricted.

Environmental proceedings

The Group Companies have not in the 3 (three) years prior to the date of this Agreement received any written notice or written claim from any regulatory Authority or any other person specifying a material breach of or a material liability under any Environmental Laws.

(z)       Data Protection.

So far as the Seller is aware each Group Company is in compliance with all the relevant requirements and provisions set forth by Relevant Laws (including, with reference to the Company and its Italian Subsidiaries, Legislative Decree no. 196/2003) pertaining to protection of personal data.

(aa)     Customers and Suppliers.

As at the date of this Agreement, so far as the Seller is aware, neither the Company nor any of its Subsidiaries has received any written notice from any supplier or customer under a Material Contract of any proposed material change in the terms and conditions (including price) under the relevant Material Contract.

(bb)    Insurance.

The Insurance Survey Report dated February 2007, prepared by Andrea Scagliarini Assicurazioni and listed in the Data Room Index, contains a list of current insurance and indemnity policies in respect of which the Group has an interest (hereinafter referred to as the “Policies”). All premiums due with respect to each Policy have been duly paid on a timely basis and there are no notices of cancellation or termination with respect to any Policy. Each of the Policies is valid and enforceable and not void or voidable. As at the date of this Agreement, no material claim is outstanding under any of the Policies and, so far as the Seller is aware, no matter exists which might give rise to a material claim under any of the Policies.

5.2       Representations and Warranties Valid at Closing.

Unless a different or specific date is otherwise indicated under any representation and warranty contained in Section 5.1 above, all representations and warranties made by the Seller in this Agreement are made, given and valid with respect to itself and to each company of the Group as of the date hereof and shall be valid and deemed referred and given also as of the Closing Date.

5.3       No Implied Representations or Warranties.

In no case or event shall the Seller be deemed to have made any further representations or warranties, whether express or implied, except for those specifically and expressly set forth herein and within the limits indicated in this Section 5.

5.4       Survival.

In no event will the Seller be liable to the Buyer under Section 5.1 in respect of:

(a)       any actual or alleged breach of the representations and warranties of the Seller contained in Section 5.1 hereof (other than the Seller’s representation and warranties referred to in paragraph (b) below) which is notified to the Seller later than 12 (twelve) months following the Closing Date; or

(b)      any actual or alleged breach of the representations and warranties of the Seller contained in paragraphs (a) Seller Good Standing – Authority, (b) No Breach, (c) Consents, (d) Title to Equity Interests, (e) Authorised Share Capital, (f) Title to Subsidiaries’ shares or quotas, (g) Absence of option or similar rights and (r) Taxes of Section 5.1 which is notified to the Seller later than 10 (ten) Business Days after expiration of the statute of limitations applicable to the situations constituting the subject matter of such representations and warranties.

5.5       Change of Control.

Notwithstanding any of the provisions contained under Section 5.4 herein above to the contrary, any and all of the Seller’s representations, warranties and covenants under this Agreement shall terminate automatically (save in respect of any claims then outstanding), without any need to give any notice whatsoever to the Buyer, and shall therefore be no longer valid and produce no further effects (save in respect of any claims then outstanding) upon any sale or upon any other form of disposal that causes:

(a)       the loss of control of the Company by the Buyer’s Group;

(b)      the sale and/or the disposal, in any form whatsoever, of a material part of its business by the Company, whereby the person acquiring such business is not an Affiliate of the Buyer.

6.         REPRESENTATIONS AND WARRANTIES OF BUYER.

6.1       Representations and Warranties of the Buyer.

The Buyer hereby makes to the Seller the following representations and warranties.

(a)       Good Standing - Authority.

The Buyer is validly existing, duly incorporated and in good standing under the laws of its country of incorporation; it has all necessary corporate powers to enter into this Agreement and any further Contractual Document and to perform any and all of its obligations hereunder and there under, and the person who has executed this Agreement (and will execute any other Contractual Document) on its behalf is a duly authorised representative of the Buyer vested with full powers to bind it in relation to any and all of such obligations.

The Buyer is not in liquidation, insolvent, bankrupt or subject to any bankruptcy proceedings under the laws of its country of incorporation.

The Contractual Documents constitute legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms.

(b)       No Breach.

The execution of the Contractual Documents and of the transactions contemplated thereby will not result in any conflict with, violation, breach or right of termination of, default under or amendment to, cancellation or acceleration of, annulment or forfeiture of any right to enforce, any obligation, term or condition provided under any Relevant Law provision applicable to the Buyer, as well as any corporate documents of the Buyer or any act, deed, agreement or undertaking to which the Buyer is a party, which may affect the validity and enforceability of the Contractual Documents.

(c)       Financing.

As at the Closing Date, the Buyer will have sufficient funds available to it to pay the Equity Purchase Price and to satisfy its obligations under Section 4.2 (j).

(d)       Acknowledgement.

The Buyer is aware of the fact that the Group has been subject to the Restructuring Plan.

(e)       Knowledge of the Buyer.

On the basis of the due diligence investigations conducted by the Buyer, the Buyer as of the date hereof, declares to have no knowledge of any facts or circumstances of any nature whatsoever which forms the basis of a claim for breach of the representations and warranties of the Seller under Section 5.1.

Notwithstanding the above, any findings made by the Buyer after the date hereof and prior to the Closing Date shall not prejudice the Buyer’s rights to claim for breaches of Seller’s representations and warranties.

6.2       Representations and Warranties Valid at Closing.

Unless a different or specific date is indicated under each single representation and warranty contained in Section 6.1 above, all representations and warranties made by the Buyer as of the date hereof shall remain fully valid and in existence until, and shall therefore be true and correct as of, the Closing Date as if they had been made on the Closing Date and shall survive for a period of 12 (twelve) months after the Closing Date.

7.         INDEMNIFICATIONS.

7.1       Seller’s Indemnification.

Subject to the provisions of Section 5.4 above and Sections 7.2 and 7.3 below, the Seller shall indemnify and hold the Buyer and/or any Group Company (as the Buyer may discretionarily address in the notice referred to under Section 7.2, paragraph (a)) harmless from and against:

(a)       any and all actual (and not those which are only potential or contingent) Losses suffered by the Buyer as a consequence of the fact that the representations and warranties of the Seller contained in Section 5 above were not true and correct, as finally determined in accordance with Section 7.2 below; and

(b)      80% of any and all actual (and not those which are only potential or contingent) Losses suffered by the concerned Group Company as a consequence of the fact that the representations and warranties of the Seller contained in Section 5 above were not true and correct, as finally determined in accordance with Section 7.2 below.

7.2       Indemnification Procedure.

The liability of the Seller for its indemnification obligations hereunder shall be determined pursuant to the procedure set forth in this Section 7.2, provided that a written notice of a claim has been given by the Buyer prior to the expiration of the applicable period of time set forth in Section 5.4 herein above and then the applicable indemnification obligations shall survive as to such claim, until the claim has been finally resolved or settled.

The Parties agree and covenant as follows:

(a)       the Buyer shall give written notice to the Seller, within and not later than 25 (twenty five) Business Days following the date on which it becomes aware of any event (the “Indemnification Event”) which could give rise to the Seller’s liability under this Agreement and shall specify to the Seller in reasonable detail (including all information and documentation which is available at that time) the factual basis of such Indemnification Event and a good faith estimate of the amount of the Losses claimed in connection therewith, if known or reasonably quantifiable. The notice shall also specify whether the Indemnification Event arises as a result of a claim by a third person (including, without limitation, any Authority) against the Buyer or any of the companies within the Group (a “Third Party Claim”) or whether the Indemnification Event does not so arise (a “Direct Claim”);

(b)      with respect to any Direct Claim, during a period of 20 (twenty) Business Days following the giving of a notice to the Seller of the kind referred to under paragraph (a) above, the Seller and the Buyer will attempt to resolve any differences which they may have with respect to any matters constituting the subject matter of such notice. If, at the end of such period, the Seller and the Buyer fail to reach an agreement in writing with respect to all such matters, then all matters as to which an agreement is not so reached may, thereafter, be submitted to arbitration pursuant to Section 11.2 hereof;

(c)       with respect to any Third Party Claim:

(i)        the Seller shall have the right to participate, at its cost, by counsel or counsels of its choosing, in the defence of any claim, action, suit or proceeding asserted or initiated against the Buyer and/or any Group Company constituting the subject matter of a notice to the Seller of the kind referred to under paragraph (a) above;

(ii)       the Buyer shall properly and diligently defend, and shall cause the concerned Group Company to properly and diligently defend, any claim, suit, action or proceeding of the kind referred to under this paragraph (c);

(iii)      save for in respect of personal criminal proceedings, the Buyer shall not make or accept any settlement of any claim, action, suit or proceeding of the kind referred to under point (ii) above, nor shall make acquiescence thereto or, as the case may be, to any demand, assessment, judgment or order constituting the subject matter of a notice to the Seller of the kind referred to under paragraph (a) above or, as the case may be, having resulted from any such claim, action, suit or proceeding, nor shall permit the concerned Group Company to do so, without the prior written consent of the Seller, which consent shall not be withheld or delayed without reasonable justification. Notwithstanding the aforementioned, if the Third Party Claim is for an aggregate amount in excess of the aggregate liability of the Seller under this Agreement as set out in Section 7.3(b), the Seller will only have the right to require the Buyer to seek its prior approval prior to settlement of such claim, action, suit or proceeding if the Seller first agrees in writing that the limitations on liability in Section 7.3(b) will not apply in respect of such Third Party Claim;

(iv)      if an offer is made to any Group Company or the Buyer to settle any matter giving rise to the Seller’s liability under Section 7.1 which the Seller, but not the Buyer, is willing to accept, the Buyer and/or the concerned Group Company (as the case may be) shall be free not to enter into such settlement and to commence or continue litigation, at its own expense, but the Seller’s liability under Section 7.1 shall be limited to the amount of the proposed settlement;

(v)       if an offer is made at any time to any Group Company or the Buyer to settle any matter giving rise to the Seller’s liability under Section 7.1 which the Seller is not willing to accept, the Buyer and/or the concerned Group Company (as the case may be) shall not enter into such settlement and shall commence or continue litigation, provided however that under such circumstance the Seller’s liability under Section 7.1 shall extend to whatever amount the concerned Group Company is required to pay under any definitive judicial/arbitration judgment (even if such amount is higher than the proposed settlement) up to the maximum liability of the Seller as set out in Section 7.3 paragraph (b) or, if applicable, Section 7.3 paragraph (c), save for as may be provided in paragraph (iii) above;

(vi)      if the Third Party Claim is of such a nature that the Buyer (or any Group Company) is required pursuant to Relevant Laws or to any mandatory immediately enforceable order (“provvedimento esecutivo”) to make any payment in favour of any third person prior to the conclusion of the negotiation of the Third Party Claim or the related proceeding, without prejudice to Section 7.3 (b) and (c) below, the Seller shall immediately advance to the Buyer (or the concerned Group Company) the amount which it is required to pay, upon request of the Buyer. If after such payment, it is finally ascertained that the amount due to be paid in respect of the Third

Party Claim is lower than the amount already advanced by the Seller, the Seller shall have the right to be promptly reimbursed of the amount paid to the Buyer (or to the concerned Group Company) which exceeds the amount actually paid by the Buyer in respect of the Third Party Claim.

7.3       Exclusions and Limitations.

Anything herein or in any Relevant Law to the contrary notwithstanding:

(a)       the Seller shall not be liable to the Buyer under Section 7.1:

(i)        if the amount of Losses due in connection with any single claim giving rise to indemnification liability pursuant to Section 7.1 above does not exceed Euro 30,000 (thirty thousand); and

(ii)       until the aggregate amount of all Losses that would be due pursuant to Section 7.1 (excluding all sums that are not due because they do not exceed the threshold set forth in paragraph (i) above) exceeds Euro 300,000 (three hundred thousand), provided that, if such limit is exceeded, the Seller shall be liable for the entire amount of such Losses.

(b)      Subject to paragraph (c) below, the Seller’s aggregate maximum liability under Section 7.1 shall be limited to:

(i)        Euro 12,500,000 (twelve million five hundred thousand) in respect of claims based on a breach of the representations and warranties referred to in Section 5.1 (except for paragraphs (d) Title to Equity Interests, (f) Title to Subsidiaries’ shares or quotas, (g) Absence of option or similar rights and (y) Environmental Matters);

(ii)       Euro 10,000,000 (ten million) in respect of claims based on a breach of the representations and warranties referred to in Section 5.1(y) Environmental Matters.

(c)       In no circumstances shall the aggregate liability of the Seller under Section 7.1 in respect of claims based on a breach of the representations and warranties referred to in Section 5.1 (except for paragraphs (d) Title to Equity Interests, (f) Title to Subsidiaries’ shares or quotas and (g) Absence of option or similar rights) exceed Euro 17,500,000 (seventeen million five hundred thousand).

(d)      There shall be no limitation on the liability of the Seller for a breach of the representations and warranties referred to in paragraphs (d) Title to Equity Interests, (f) Title to Subsidiaries’ shares or quotas and (g) Absence of option or similar rights of Section 5.1.

(e)       The amount of all indemnities payable by the Seller to the Buyer pursuant to Section 7.1 shall be reduced by:

(i)        an amount equal to any tax saving accruing to the Buyer’s Group (for the avoidance of doubt, including for these purposes the Group Companies) including any amount of tax relief actually obtained by the Buyer’s Group (including the Group Companies) and any amount by which any taxation for which the Buyer’s Group (including the Group Companies) is liable to be assessed or accountable is reduced or extinguished, arising in consequence of the Indemnified Event;

(ii)       the amount of any reserve, provision or fund recorded in the 2006 Consolidated Financial Statements relating to the specific Indemnification Event;

(iii)      the amount of any insurance or similar payment that the Company and/or any other company within the Group and/or the Buyer has received or is entitled to receive but has not claimed in connection with the Indemnification Event; and

(iv)      the amount of any indemnification that the Company and/or any other company within the Group and/or the Buyer has received from any third party in connection with the Indemnification Event.

(f)       In the event that, at any time between the Closing Date and the date upon which the liability of the Seller for tax or social security matters shall expire pursuant to Section 5.4 above, any law, regulation, order or decree should be enacted in Italy having as an effect the right to settle, in whole or in part, tax or social security obligations of the Company or any other company within the Group covered by the Seller’s indemnity obligation hereunder (any such law, regulation, order or decree is hereinafter referred to as an “Amnesty”), the following provisions shall apply:

(i)        the Seller shall have the right to request the Buyer that the Company and/or the other relevant company within the Group avail itself/themselves of the Amnesty;

(ii)       the Buyer shall have the right to determine, in its sole discretion whether or not the Company and/or the other relevant company within the Group should avail itself/themselves of the Amnesty;

(iii)      if the Buyer elects to proceed with an Amnesty without the prior agreement or request of the Seller, all costs and expenses of such Amnesty shall be borne by the Buyer or by the Company and/or the other relevant company within the Group, without recourse against the Seller hereunder;

(iv)      if the Buyer elects to proceed with an Amnesty in agreement with the Seller or pursuant to the Seller’s request hereunder, all costs and expenses of such Amnesty shall be borne by the Seller;

(v)       if the Buyer elects not to proceed with an Amnesty notwithstanding the Seller’s request hereunder, it shall be free to do so, but the Seller’s liability under Section 7.1 in respect of the matter constituting the subject of such Amnesty shall be limited to the amount that would have been paid by the Seller pursuant to paragraph (iv) above had the Buyer elected to proceed with the Amnesty in accordance with the Seller’s request.

7.4       Environmental Indemnity.

Phase II Environmental Report

(a)       The Seller shall procure that the Company shall, as soon as practicable following the date hereof, appoint the Environmental Consultant to:

(i)        carry out such investigations in respect of the Environmental Issues as are appropriate to determine whether Specified Remediation Works need to be carried out; and

(ii)       provide the Phase II Environmental Report pursuant to the results of investigations carried out under point (i) above addressed to the Company and the Buyer and indicating the Specified Remediation Works which need to be carried out (if any).

Buyer’s Phase II Environmental Report

(b)      Following the Closing, in the event that the Buyer does not accept some or all of the determinations in respect of Specified Remediation Works indicated in the Phase II Environmental Report, the Buyer shall have the right to challenge such determinations in the Phase II Environmental Report and/or to propose additional Specified Remediation Works by instructing an environmental consultant of its choosing (the “Buyer’s Environmental Consultant”) to carry out such investigations as it deems appropriate to determine whether and/or what Specified Remediation Works need to be carried out and by taking the following steps, all of which are to be completed within 4 (four) months of the Closing Date:

(i)        informing the Seller in writing of the fact that the Buyer does not accept some or all of the determinations in respect of Specified Remediation Works indicated in the Phase II Environmental Report, specifying in reasonable detail which of such Specified Remediation Works are disputed; and

(ii)       providing to the Seller a written phase II environmental report (the “Buyer’s Phase II Environmental Report”), setting out the results of the investigations carried out under point (i) above and specifying what Specified Remediation Works need to be carried out.

For the avoidance of doubt, if the Buyer does not provide the Seller with the documents referred to in points (i) and (ii) above within 4 (four) months of the Closing Date, the Specified Remediation Works indicated in the Phase II Environmental Report shall be deemed to be the Agreed Specified Remediation Works for the purposes of this Agreement.

Expert’s Phase II Environmental Report

(c)       Within 6 (six) weeks of the receipt by the Seller of the Buyer’s Phase II Environmental Report the Seller may notify the Buyer in writing that it does not accept some or all of the determinations in respect of Specified Remediation Works indicated in the Buyer’s Phase II Environmental Report, specifying in reasonable detail which of such Specified Remediation Works are disputed (the “Disputed Items”). The Parties shall then jointly refer the Disputed Items for determination by a firm of environmental consultants (the “Appointed Expert”) in accordance with the following procedure:

(i)        where the Parties are unable to agree on a firm of environmental consultants to act as the Appointed Expert, the Parties shall jointly appoint such firm as is nominated, upon application by either Party, by the President of the Court of Milan;

(ii)       the Parties shall submit to the Appointed Expert copies of the Phase II Environmental Report and the Buyer’s Phase II Environmental Report and be permitted to make any further submissions and representations (also through environmental consultants of their own choice) as they may deem appropriate/advisable in order for the Appointed Expert to finally assess what constitutes the Specified Remediation Works in respect of the Disputed Items;

(iii)      the Appointed Expert shall act as an expert and not as an arbitrator and its determinations shall be final and binding on the Parties;

(iv)      the Appointed Expert shall record its determinations in the Expert’s Phase II Environmental Report which shall be delivered to both Parties within 90 (ninety) days of its appointment; and

(v)       the costs and expenses of the Appointed Expert shall be borne by the Buyer and/or the Seller in the proportions determined to be equitable by the Appointed Expert.

For the avoidance of doubt, if the Seller does not provide the Buyer with a written notification that it does not accept some or all of the determinations in respect of the Specified Remediation Works indicated in the Buyer’s Phase II Environmental Report within the relevant 6 (six) week period, the Specified Remediation Works set out in the Buyer’s Phase II Environmental Report shall be deemed to be the Agreed Specified Remediation Works for the purposes of this Agreement. If, on the contrary, the Seller does provide said notification and the Disputed Items are therefore referred to the Appointed Expert, the Specified Remediation Works set out in the Expert’s Phase II Environmental Report shall be deemed to be the Agreed Specified Remediation Works for the purposes of this Agreement.

Other Matters

(d)      The Parties acknowledge and agree that:

(i)        the condition precedent at Section 3.1, paragraph (c), shall be considered as satisfied upon delivery by the Environmental Consultant of the Phase II Environmental Report to the Buyer and the Seller notwithstanding that the Buyer may have subsequently challenged the Phase II Environmental Report pursuant to Section 7.4(b) but in any event without prejudice to the Buyer’s right to make such a challenge;

(ii)       the Buyer shall be entitled to request, at its own cost, that the Buyer’s Environmental Consultant accompanies the Environmental Consultant (and any of its relevant employees, consultants, agents or subcontractors) during the course of the investigations by the Environmental Consultant referred to in paragraph (a) above and the carrying out of any Agreed Specified Remediation Works, it remaining understood that under no circumstance may the Buyer’s Environmental Consultant hinder, or cause a delay in the timing of the delivery of the Phase II Environmental Report. The Environmental Consultant shall be instructed to consult with the Buyer’s Environmental Consultant and to keep such Buyer’s Environmental Consultant fully informed of any and all investigations to be carried out in respect of the Environmental Issues; and

(iii)      the Seller shall be entitled to request, at its own cost, that an environmental consultant of its own choice accompanies the Buyer’s Environmental Consultant (and any of its relevant employees, consultants, agents or subcontractors) during the course of the investigations by the Buyer’s Environmental Consultant referred to in paragraph (b) above and the carrying out of any Agreed Specified Remediation Works, it remaining understood that under no circumstance the environmental consultant appointed by the Seller shall hinder, or cause a delay in the timing for the carrying out of, its investigations by the Buyer’s Environmental Consultant. The Buyer’s Environmental Consultant shall be instructed to consult with the environmental consultant appointed by the Seller (if any) and to keep such environmental consultant fully informed of any and all investigations to be carried out in respect of the Environmental Issues.

(e)       Subject to paragraph (f) below, the Seller shall indemnify and hold harmless the Company on an uncapped basis against any and all Remediation Costs incurred by the Company and/or any of its Subsidiaries, but only to the extent such Remediation Costs exceed the amount of Euro 2,500,000 (two million five hundred thousand) and only in respect of any such excess.

(f)        With respect to any Agreed Specified Remediation Works, save as required by Relevant Laws, the Parties shall not disclose nor permit disclosure of any matter or finding arising out of investigations carried out pursuant to this Section 7.4 without the prior written agreement of both Parties as to the content and form of such disclosure and generally (such agreement not to be unreasonably withheld or delayed by either Party).

7.5      Buyer Indemnification.

The Buyer shall indemnify and hold the Seller harmless from and against any and all actual (and not those which are only potential or contingent) Losses suffered by the Seller as a consequence of the fact that the representations and warranties of the Buyer contained in Section 6 above were not true, complete and correct.

The limitations provided under Section 7.3, paragraphs (a), (b), (c), (e) and (f), with reference to the Seller’s indemnification obligations shall also apply, mutatis mutandis, to the Buyer’s indemnification obligations.

7.6      Exclusive Remedy - No Rescission.

(a)       Subject to the performance of the Parties’ respective obligations under Section 2 above from and after the Closing Date, no Party hereto shall be liable or responsible in any manner whatsoever to the other Party, whether for indemnification or otherwise, except for indemnity as expressly provided in this Section 7, which provides the exclusive remedy and cause of action of the Parties hereto with respect to any matter arising out of, or in connection with, this Agreement or any Schedule and/or Exhibit hereto or any opinion or certificate delivered in connection herewith, other than in connection with the fraud of any Party.

(b)       After the Closing Date, the Buyer shall not be entitled to a rescission of this Agreement pursuant to articles 1447 and followings of the Code.

(c)       Each of the Parties acknowledges that it has sufficient knowledge and experience in business and financial matters to enable it to understand and evaluate the risks and merits associated with the consummation of the transactions contemplated under this Agreement.

8.        COVENANTS OF THE PARTIES.

8.1      Management of the Group in the Interim Period.

Except as expressly provided in this Agreement or otherwise approved in writing by the Buyer after the execution of this Agreement, during the period from the date of this Agreement to the Closing Date (hereinafter referred to as the “Interim Period”) the Seller shall cause the business of the Group to be conducted in its normal and ordinary course in compliance with past practice and the Restructuring Plan, and without taking any action which may cause any of the representations or warranties of the Seller contained in Section 5 to become materially untrue or incorrect. Without limiting the generality of the foregoing, the Seller shall cause, subject to the above, each of the Company and its Subsidiaries, as the case may be, not to:

(a)       amend its by-laws or equivalent constitutional document;

(b)       as far as the Company is concerned, make any payments or undertaking any acts falling within the definition of Leakage;

(c)       issue, sell, transfer, redeem or otherwise dispose of any participation in the capital of any Group Company, or issue, sell or otherwise dispose of any securities convertible into, or options with respect to, or warrants to purchase, or rights to subscribe to, the capital of any Group Company, or issue any other instruments outside of the ordinary and usual course;

(d)       enter into any agreement, contract, deed and/or undertaking, whether written or oral, with any person within the Seller’s Group;

(e)       merge, de-merge or carry out any other extraordinary corporate transaction or take any action that would change the organisational structure of the Group;

(f)        fail to comply in any material respect with the provisions governing the conduct of the Group set out under the Restructuring Plan and the Convenzione Bancaria or in any ancillary documentation relating to their implementation;

(g)       assume or take on any Group Borrowings in excess of Euro 100,000 (one hundred thousand);

(h)       sell, transfer, pledge, mortgage, lease or otherwise dispose of any assets (whether tangible or intangible) or properties (other than inventory and products sold to customers) having a value in excess of Euro 100,000 (one hundred thousand);

(i)        make any single capital expenditure exceeding Euro 100,000 (one hundred thousand);

(j)        acquire or dispose of any real properties or any participations in the equity of other companies or acquire, dispose of or lease (as lessor or lessee) any business or segment of business, other than the disposal of Arcotronics Fuel Cells S.r.l., or the business of such company, for not less than Euro 4,000,000 (four million) in cash;

(k)       enter into any guarantees in relation to obligations of third parties or create, assume or permit to exist any Encumbrance upon any of its assets or assume any undertaking in respect thereto;

(l)        hire new personnel (with the exception of the hiring of a new Chief Financial Officer of the Group and the exception of the hiring of personnel (a) made in the ordinary course of business, (b) whose hiring is in progress as of the date of this Agreement or (c) required to replace any employees, provided that any new employee is hired on materially the same terms and conditions as the personnel being replaced), or modify the employment relationship with any employee, with an annual remuneration in excess of Euro 40,000 (forty thousand) per annum, except as mandated under Relevant Laws;

(m)      amend, terminate or create any pension, health, welfare or incentive plan or enter into any local labour agreement (“contratti integrativi aziendali”);

(n)       increase in any manner (including in the form of bonuses or compensation in kind) the rate of remuneration payable or to become payable to any employees or consultants, other than increases (a) made in accordance with normal past practice or (b) mandated by Relevant Law or collective bargaining (either national or negotiated at company’s level) or individual agreements;

(o)       enter into any (a) partnership, joint venture, strategic alliance or sharing of revenues, profits, losses, costs or liabilities, or (b) licensing or distribution agreements, or (c) transaction with any Affiliate within the Seller’s Group;

(p)       make any changes in any method of accounting practice and in the way the Accounting Principles have been applied in the past, unless required by Relevant Laws;

(q)       cancel, amend or terminate any coverage under any Policies, or permit any such Policy to expire;

(r)        undertake obligations to do any of the foregoing.

8.2       Access to the Company and the Subsidiaries before Closing.

In order to allow the Buyer to assure a smooth transition after Closing and in anticipation of any restructuring of the Group it might carry out after Completion, from the date hereof and until the Closing Date, the Seller shall use its best efforts to procure that each Group Company, upon reasonable request of the Buyer with not less than 5 (five) Business Days notice: (i) allows access to the corporate and selected accounting books and records and to selected further administrative, financial and tax and accounting files and documentation; and (ii) arranges for site visits to the manufacturing facilities and plants of the Group and for meeting sessions with selected managers, officers, key employees and consultants of the Company and each of the Subsidiaries, provided that the timing of such visits and meetings will not interfere with, or prejudice, the ordinary operation of each such Group Company.

The Buyer shall treat all information gathered pursuant to this Section 8.2 as confidential information for the purpose of Section 10.1.

8.3       Covenants of the Buyer.

To the extent permitted under Relevant Law and with the exception of any case of fraud or gross negligence, the Buyer shall indemnify and hold harmless all present and past directors and statutory auditors (or members of any corporate body, if any, having similar functions and competences under Relevant Laws) of each company of the Group appointed by the Seller, from and against any damage and liability relating to, or in connection with, their activity performed in favour of said companies, as director or statutory auditor (or members of an equivalent corporate body) of the same, as the case may be.

8.4       Disclaimer relating to Projections.

In connection with the Buyer’s investigation of the Group, the Buyer has received from the Seller certain financial forecasts. In this respect the Buyer acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts, estimates and plans. The Buyer (a) is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and others forecasts and plans so furnished to it, and (b) shall not have any claim against the Seller with respect thereto.

9.         NON COMPETE AND NON SOLICITATION.

9.1      The Seller and any other company within the Sellers’ Group for a period of 3 (three) years from Closing Date shall not (and the Seller shall procure that its and any of its Affiliates’ employees, agents, advisers or any other person acting on its/their behalf shall not), either directly or indirectly, without the explicit prior written consent of the Buyer:

(a)       engage in the Restricted Business in the Restricted Territory; or

(b)       acquire or commit to acquire any equity securities of any person engaged in the Restricted Business or acquire or commit to acquire assets comprising a Restricted Business in the Restricted Territory; or

(c)       encourage or seek to encourage any person who is, at Closing Date, a director, senior manager or employee of the Company and/or any of its Subsidiaries to leave his/her current employment, or hire such person.

9.2       Nothing in Section 9.1 shall prevent or restrict the Seller or any Affiliate of the Seller from:

(a)       carrying on in a Restricted Territory any Restricted Business which, at the date of this Agreement, it currently carries on;

(b)      engaging, or becoming economically interested, in any Restricted Business in a Restricted Territory after such time as the Buyer’s Group ceases to carry on or be engaged, or economically interested in, such Restricted Business to any material extent;

(c)       being the holder of shares or debentures of a company (without having any control of it) which is engaged in any Restricted Business in a Restricted Territory; or

(d)      acquiring the whole or any part of a business which, or the share capital of a company or group of companies whose business or a part of whose business, includes operations the carrying on of which would otherwise amount to a breach of the undertaking contained in Section 9.1 (the “Competitive Operations”), as part of a larger acquisition or series of related acquisitions, if the Competitive Operations comprise a minor part of the business acquired or the business of such company or group of companies in which the Seller’s Group has acquired an interest. For the purpose of this Section 9.2(d) a “minor part” of the business acquired or the business of such company or group of companies acquired shall be a portion of the overall business within which the turnover of the Competitive Operations does not exceed 10% (ten per cent.) of the gross turnover of the company, group of companies or business acquired.

10        MISCELLANEOUS.

10.1     Confidentiality.

(a) The Seller will, during the period of 18 (eighteen) months immediately following the Closing Date, at all times keep confidential and will procure that its Affiliates and its and their officers, employees and professional advisers keep confidential any information relating to the Company, its Subsidiaries and their respective businesses and (b) the Seller and the Buyer will at all times keep confidential and each of the Seller and the Buyer will procure that their officers, employees and professional advisers keep confidential any information pertaining to this Agreement (including, but not limited to, the price and terms of sale), except, in each case, for such information relating to the Company, its Subsidiaries and this Agreement which may be necessary in connection with all reporting and disclosures thereof to the respective shareholders of the Seller and the Buyer and except for any such information which:

(i)        at the time of the disclosure is publicly available or becomes publicly available otherwise than, directly or indirectly, through the breach by the Seller or the Buyer of this Section 10.1 or the failure of any Affiliate, officer, employee or professional adviser referred to above to keep the same confidential; or

(ii)       was in the Seller’s or the Buyer’s possession, otherwise than as a result of a confidential or fiduciary relationship with the Company; or

(iii)      is thereafter disclosed to any of the Seller or the Buyer by a third party which did not acquire the information under an obligation of confidentiality; or

(iv)      is required to be disclosed by Relevant Law or by any competent Authority.

The Seller and the Buyer shall jointly approve any press release concerning the transaction contemplated under this Agreement at such time, and in such form and substance, which is mutually agreeable to them (which approval shall not be unreasonably withheld or delayed), it remaining understood that under no circumstance either Party shall be prevented from issuing any public announcement or making any public filing which is required to be issued/made by Relevant Law or by any competent Authority, save that the contents of any such announcements or filing shall be limited to the information reasonably required to meet the obligations of such Relevant Law or competent Authority.

10.2     Entire Agreement; Changes in Writing.

This Agreement:

(i)        constitutes the entire agreement amongst the Parties with respect to the subject matters hereof and supersedes all prior agreements relating to the same;

(ii)       may not be waived, changed, modified or discharged orally, but only by an agreement in writing signed by all the Parties.

10.3     Assignment Prohibited.

Without prejudice to the designation right of the Buyer pursuant to Section 2.4 above, this Agreement may not be assigned in whole or in part without the prior written consent of all the other Parties.

10.4     Notices.

Any communication or notice required or permitted to be given under this Agreement shall be made in writing and in the English language and shall be deemed to have been duly and validly given (i) in the case of notice sent by letter, upon receipt of same, and (ii) in the case of notice sent by telefax, upon acknowledgement of successful and complete transmission by the fax machine of the sending Party, addressed, in each case, as follows:

(a)       if to the Seller, to it at:

BLUE SKYE (LUX) S.À R.L.

26, rue Philippe II,

L-2340, Luxembourg

Attention: Lorenzo Patrassi;

Tel: +352 2673 8422;

Telefax: +352 2673 8432;

with copy to:

Ashurst

Via Sant’ Orsola 3

20123 - Milan

(Italy)

Attention: Mark Sperotto;

Tel: + 39 02 854231;

Telefax: + 39 02 854231;

(b)       if to the Buyer, to it at:

KEMET Electronics Corporation

2835 Kemet Way

Simpsonville

South Carolina 29681

USA

Attention: David E. Gable, Senior Vice President and Chief Financial Officer;

Tel: 001 864 963 6484;

Telefax: 001 864 228 4161;

with copy to:

Gianni, Origoni, Grippo & Partners

Via delle Quattro Fontane no. 20

00184 - Rome

(Italy)

Attention: Filippo Troisi and Maura Sambati;

Tel: +39 06 478751;

Telefax: +39 06 4871101;

and to:

Kirkland & Ellis LLP

200 E. Randolph Drive

Chicago, IL

USA

Attention: H. Kurt von Moltke, P.C.;

Tel: +1 312 861 2295;

Telefax: +1 312 861 2000,

or at such other address as each Party may hereafter furnish to the others by written notice, as herein provided.

10.5     Domicile.

Each Party for any purpose under this Agreement (including that of any judicial service) elects its domicile according to Section 10.4 above.

10.6     Language.

This Agreement shall be executed in the English language, which shall be the only language governing this Agreement.

10.7     Severability.

If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never been a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

10.8     Brokers and Finders.

Other than Deutsche Bank, no brokers, finders or merchant banks acting for any of the Parties hereto have participated in the negotiations or have however caused the execution of this Agreement and there shall be therefore no fees or costs to be paid to any such brokers, finders or merchant banks, by any of the Parties hereto.

10.9     Fees and Expenses.

Except as otherwise expressly provided in this Agreement, all legal and other counsel’s fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees, costs or expenses.

All stamp duties, transfer, registration and other taxes (including, for the avoidance of doubt, tassa sui contratti di Borsa), as well as notarial fees due in connection with the transfer of the Shares shall be borne by the Buyer.

Any capital gain taxes arising from the sale of the Shares shall be for the account of the Seller.

The Parties acknowledge that, pursuant to the Memorandum of Understanding, on 10 July 2007, KEMET Electronics Corporation paid to the Seller an amount of Euro 100,000 (one hundred thousand) as a deposit (the “Deposit”) in connection with certain documented fees and out-of-pocket expenses incurred by the Seller in the preliminary phases of negotiations relating to this Agreement. With respect to such Deposit, the Parties hereby further acknowledge that:

(a)       if the Closing occurs pursuant to Section 4 above, the Deposit shall be applied in full on a Euro by Euro basis as a credit to reduce the Equity Purchase Price;

(b)      if the Closing does not occur for any reason whatsoever (other than as provided under paragraph (c) below), the Deposit shall be retained by the Seller, but only up to the extent that the relevant amount was applied against costs and expenses actually incurred in connection with the negotiation of the transaction contemplated herein and provided that appropriate documentary evidence thereof is given by the Seller and/or the Seller;

(c)       if the Closing does not occur because of a breach of the Seller to any of its obligations under the Contractual Documents, the Deposit shall be fully returned to the Buyer or to KEMET Electronics Corporation.

10.10   Assistance in Preparation of Filings and Accounts.

The Seller agrees to provide (and procure that the Company shall provide) at Buyer’s cost any information and assistance reasonably required by the Buyer (I) in respect of any filings it is required to make in relation to the transactions contemplated by this Agreement with any Authority, and (II) in respect of compliance by the Buyer and the Company with all requirements for the purposes of the consolidation of the Company’s accounts with those of the Buyer’s Group and the preparation of U.S. GAAP financial statements for the Company and its Subsidiaries.

10.11   Schedules and Exhibits.

All the Schedules and the Exhibits referred to in this Agreement are attached hereto and made a part of this Agreement. In no event shall the Seller have any liability by virtue of the failure to disclose in response to any Section of this Agreement items which are disclosed herein in response to another Section of this Agreement, provided that it is reasonably apparent from such disclosure that the Buyer could reasonably be expected to evaluate whether and to what extent such disclosure or qualification was relevant or responsive to such other Section.

11.       LAW – JURISDICTION.

11.1     Applicable Law.

This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of Italy.

11.2     Arbitration.

Except for (A) obtaining relief from a court of competent jurisdiction in the form of provisional or conservatory measures (including, without limitation, preliminary injunctions to prevent breaches hereof) and (B) any dispute on the Disputed Items submitted to the Appointed Expert in accordance with Section 7.4, paragraph (c), the Parties hereto irrevocably agree that any disputes which may arise out of or in connection with this Agreement shall be finally settled by an arbitration panel composed by three arbitrators who will be appointed and shall proceed in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce. The seat of the arbitration proceeding will be in London.

11.3     Enforceability.

Each Party represents and warrants to the other Parties that any award rendered against such Party in accordance with Section 11.2 above shall be enforceable in its country and jurisdiction according to Relevant Laws and that the other Parties shall be entitled to institute proceedings to this effect including proceedings for attachment against such Party’s properties before any court of competent jurisdiction and venue.

LIST OF EXHIBITS AND SCHEDULES

Exhibit D – List of Subsidiaries

Exhibit E – Data Room Index

Exhibit 1 – Copy of the Convenzione Bancaria

Exhibit 2 – Phase I Environmental Report

Schedule “A” – Draft Escrow Agreement

Schedule “B” – Draft Waiver Letter

Schedule “C” – 2006 Consolidated Financial Statements

Schedule “D” – 2006 Financial Statements

Schedule “E” – Draft of declaration by the Seller

Schedule “F” – Draft of declaration relating to the Financial Indebtedness as of the Closing Date

Schedule “G” – List of Real Estate Properties

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Should the above proposal reflect the spirit and the substance of our negotiations and understanding, we ask you to return a copy to us, duly signed as a sign of your unconditional and full acceptance of all the terms and provisions of the sale and purchase agreement.

Yours faithfully,

KEMET Electronics Corporation

Per Loof – Chief Executive Officer